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Exhibit 4.5

EXECUTION COPY

WORLDSPAN, L.P.

WS FINANCING CORP.

SENIOR SECOND LIEN SECURED FLOATING RATE NOTES DUE 2011

INDENTURE

Dated as of February 11, 2005

The Bank of New York Trust Company, N.A.

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)(1)	4.03
314(a)(2)	4.03
314(a)(4)	4.03; 13.05
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05, 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A.
means not applicable.

*
This Cross Reference Table is not part of the Indenture.

TABLE OF CONTENTS

		Page
ARTICLE 1. DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01	Definitions	1
Section 1.02	Other Definitions	22
Section 1.03	Incorporation by Reference of Trust Indenture Act	22
Section 1.04	Rules of Construction	23
ARTICLE 2. THE NOTES
Section 2.01	Form and Dating	23
Section 2.02	Execution and Authentication	24
Section 2.03	Registrar and Paying Agent	24
Section 2.04	Paying Agent to Hold Money in Trust	24
Section 2.05	Holder Lists	24
Section 2.06	Transfer and Exchange	25
Section 2.07	Replacement Notes	36
Section 2.08	Outstanding Notes	36
Section 2.09	Treasury Notes	46
Section 2.10	Temporary Notes	37
Section 2.11	Cancellation	37
Section 2.12	Defaulted Interest	37
Section 2.13	CUSIP Numbers	37
ARTICLE 3. REDEMPTION AND PREPAYMENT
Section 3.01	Notices to Trustee	37
Section 3.02	Selection of Notes to Be Redeemed or Purchased	38
Section 3.03	Notice of Redemption	38
Section 3.04	Effect of Notice of Redemption	39
Section 3.05	Deposit of Redemption or Purchase Price	40
Section 3.06	Notes Redeemed or Purchased in Part	40
Section 3.07	Optional Redemption	40
Section 3.08	Mandatory Redemption	41
Section 3.09	Offer to Purchase by Application of Excess Proceeds	41

i

ARTICLE 4. COVENANTS
Section 4.01	Payment of Notes	42
Section 4.02	Maintenance of Office or Agency	43
Section 4.03	Reports	43
Section 4.04	Compliance Certificate	44
Section 4.05	Taxes	44
Section 4.06	Stay, Extension and Usury Laws	45
Section 4.07	Restricted Payments	44
Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	48
Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock	49
Section 4.10	Asset Sales	52
Section 4.11	Transactions with Affiliates	53
Section 4.12	Liens	55
Section 4.13	Line of Business	55
Section 4.14	Corporate Existence	55
Section 4.15	Offer to Repurchase Upon Change of Control	56
Section 4.16	Payments for Consent	57
Section 4.17	Additional Subsidiary Guarantees	57
Section 4.18	Designation of Restricted and Unrestricted Subsidiaries	57
Section 4.19	Restrictions on Activities of WS Financing	58
ARTICLE 5. SUCCESSORS
Section 5.01	Merger, Consolidation, or Sale of Assets	58
Section 5.02	Successor Corporation Substituted	59
ARTICLE 6. DEFAULTS AND REMEDIES
Section 6.01	Events of Default	59
Section 6.02	Acceleration	61
Section 6.03	Other Remedies	61
Section 6.04	Waiver of Past Defaults	61
Section 6.05	Control by Majority	61
Section 6.06	Limitation on Suits	61
Section 6.07	Rights of Holders of Notes to Receive Payment	62
Section 6.08	Collection Suit by Trustee	62
Section 6.09	Trustee May File Proofs of Claim	62
Section 6.10	Priorities	63
Section 6.11	Undertaking for Costs	63
Section 6.12	Restoration of Rights and Remedies	63

ARTICLE 12. SATISFACTION AND DISCHARGE
Section 12.01	Satisfaction and Discharge	79
Section 12.02	Application of Trust Money	79
ARTICLE 13. MISCELLANEOUS
Section 13.01	Trust Indenture Act Controls	80
Section 13.02	Notices	80
Section 13.03	Communication by Holders of Notes with Other Holders of Notes	81
Section 13.04	Certificate and Opinion as to Conditions Precedent	81
Section 13.05	Statements Required in Certificate or Opinion	81
Section 13.06	Rules by Trustee and Agents	82
Section 13.07	No Personal Liability of Directors, Officers, Employees and Stockholders	82
Section 13.08	Governing Law	82
Section 13.09	No Adverse Interpretation of Other Agreements	82
Section 13.10	Successors	82
Section 13.11	Severability	82
Section 13.12	Counterpart Originals	82
Section 13.13	Table of Contents, Headings, etc	82
EXHIBITS
Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF SUBSIDIARY GUARANTEE
Exhibit F	FORM OF GUARANTEE AND COLLATERAL AGREEMENT
Exhibit G	FORM OF SUPPLEMENTAL INDENTURE

        INDENTURE dated as of February 11, 2005 among Worldspan, L.P., a Delaware limited partnership (the "Company"), WS Financing Corp., a Delaware corporation ("WS Financing"; and together with the Company, the "Issuers"), the Guarantors (as defined) and The Bank of New York Trust Company, N.A., as trustee (the "Trustee").

        The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the Series A Senior Second Lien Secured Floating Rate Notes due 2011 (the "Series A Notes") and the Senior Second Lien Secured Floating Rate Notes due 2011 (the "Series B Notes" and, together with the Series A Notes, the "Notes"):

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

        Section 1.01    Definitions.

        "144A Global Note" means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

        "2003 Credit Agreement" means that certain Credit Agreement, dated as of June 30, 2003, by and among the Parents, Worldspan, Lehman Commercial Paper Inc., as administrative agent, Lehman Brothers, Inc., as book-runner and lead arranger, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, increased, supplemented, refunded, replaced or refinanced from time to time (whether the same are provided by the original agents and lenders under such Credit Facility or a successor agent or other lenders).

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; provided that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other person is merged with or into or became a Restricted Subsidiary of such Person shall not be Acquired Debt; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that the amount of such Indebtedness shall be deemed to be the lesser of the value of such asset and the amount of the obligation so secured.

        "Acquisition" means the acquisition by WTI of the general partnership interests and, indirectly through its wholly-owned subsidiaries, the limited partnership interests of the Company.

        "Additional Notes" means additional notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

        "Administrative Agent" shall have the meaning set forth in the Intercreditor Agreement.

        "Advisory Agreement" means the advisory agreement dated as of June 30, 2003, by and between Worldspan and WTI, as amended from time to time.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" will have correlative meanings. No Person (other than the Company or any Restricted Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

        "Agent" means any Registrar, co-registrar, Paying Agent or additional paying agent.

        "Applicable Eurodollar Rate" means, for each quarterly period during which any note is outstanding, 625 basis points over the rate determined by the Company (notice of such rate to be sent to the trustee by the Company on the date of determination thereof) equal to the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers' Association LIBOR rate is available to the Company, the Applicable Eurodollar Rate for the relevant quarterly period shall instead be the rate at which J.P. Morgan Securities Inc. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million.

        "Applicable Procedures" means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 and/or Section 5.01 hereof and not by Section 4.10 hereof; and

          (2)   the issuance or sale of Equity Interests by any of the Company's Restricted Subsidiaries (other than directors qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

          (2)   a transfer of assets between or among the Company and its Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by a Subsidiary to the Company or to a Restricted Subsidiary;

          (4)   the sale, lease, conveyance or other disposition of equipment, inventory, intellectual property or accounts receivable in the ordinary course of business, including the sale or other disposition of obsolete, uneconomical, negligible, worn-out or surplus assets;

          (5)   the sale or other disposition of cash or Cash Equivalents;

          (6)   a Restricted Payment or Permitted Investment that is permitted by Section 4.07 hereof;

          (7)   sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (7), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; and

          (8)   transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

        "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Broker-Dealer" has the meaning set forth in the Registration Rights Agreement.

        "Business Day" means any day other than a Legal Holiday.

        "Capitalized Software Arrangements" means, at the time any determination is made, the amount of liability in respect of long term software arrangements that are at that time capitalized on a balance sheet in accordance with GAAP and payable over a time period in excess of 12 months.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars or foreign currency that is readily exchangeable into United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

          (3)   securities issued or directly and fully guaranteed or insured by any state of the United States or any agency or instrumentality thereof having maturity of not more than one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Services;

          (4)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank having combined capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (5)   repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

          (6)   commercial paper having one of the two highest ratings obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and in each case maturing within one year after the date of acquisition; and

          (7)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than one or more of the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

          (4)   the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

          (5)   the first day on which the Company ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of WS Financing.

        "Clearstream" means Clearstream Banking, S.A.

        "Collateral" shall have the meaning set forth in the Guarantee and Collateral Agreement.

        "Collateral Agent" means the Trustee in its capacity as the holder of Liens granted to it pursuant to the Security Documents and any successor in such capacity.

        "Company" means Worldspan, L.P., and all successors thereto.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the sum of, without duplication, the Consolidated Net Income of such Person for such period plus:

          (1)   an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2)   provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was deducted in computing such Consolidated Net Income; plus

          (3)   the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

          (4)   depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5)   non-cash items (other than any non-cash items specified in clauses (1), (2) or (3) of the definition of "Net Income") increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, except to the extent that any dividend or similar distribution is actually made and not otherwise included in Consolidated Net Income of such Person;

          (3)   the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

          (4)   the cumulative effect of a change in accounting principles will be excluded;

          (5)   the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

          (6)   with respect to the Company, an amount equal to the product of (a) the amortization of intangibles incurred as a result of purchase accounting in connection with the acquisition, of the Company by the Principals times (b) a fraction, the numerator of which is one minus the then combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of the Company, expressed as a decimal, and the denominator of which is one, in each case, on a consolidated basis and in accordance with GAAP, shall be added to Consolidated Net Income; and

          (7)   with respect to the Company, the charges or expenses, if any, incurred with respect to the FASA Credits becoming due and payable in the event of a Continuing Payment Termination or Worldspan Bankruptcy FASA Rejection will be added back to Consolidated Net Income of the Company to the extent such charges or expenses were deducted in computing such Consolidated Net Income.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1)   was a member of such Board of Directors on the date of this Indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the directors of the Company then still in office who were either directors on the date of this Indenture or whose election or nomination for election was previously so approved by the Continuing Directors who were members of such Board at the time of such nomination or election; or

          (3)   who were nominated to serve on the Board of Directors by any of the Principals or their Related Parties.

        "Continuing Payment Termination" means a Delta Continuing Payment Termination or a Northwest Continuing Payment Termination, in each case, as defined in the applicable Founder Airline Services Agreement.

        "Corporate Trust Office of the Trustee" will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

        "Credit Agreement" means that certain Credit Agreement, dated as of the date hereof, by and among the Parents, the Company, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc., as book-runner and lead arranger, and the other agents, arrangers and lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, increased, supplemented, refunded, replaced or refinanced from time to time (whether the same are provided by the original agents and lenders under such Credit Facility or a successor agent or other lenders).

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, including any related notes, guarantee, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, amended and restated, modified, renewed, increased, supplemented, refunded, replaced or refinanced in whole or in part from time to time (whether the same are provided by the original agents and lenders under such Credit Facilities or a successor agent or other lenders).

        "Custodian" means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Definitive Note" means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

        "Delta Continuing Payment" has the meaning assigned to such term in the Founder Airline Services Agreement between the Company and Delta Air Lines, Inc.

        "Delta FASA Credit" has the meaning assigned to such term in the Founder Airline Services Agreement between the Company and Delta Air Lines, Inc.

        "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company, other than WS Financing, that was formed under the laws of the United States or any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

        "Excess FASA Payment" means any transfer of value by way of setoff, rights of recoupment, cash payments or any other transfer of consideration in respect of any FASA Credit, FASA Excess Credit Amount, Continuing Payment Termination or any other consideration payable under the Founder Airline Services Agreement, except that the following shall not be deemed an "Excess FASA Payment": so long as no Delta Continuing Payment Termination or any Worldspan Bankruptcy Delta Rejection has occurred, an extension of a Delta FASA Credit or payment on or with respect to a FASA Credit Excess Amount (including by way of setoff or recoupment) in an aggregate amount not to exceed the amount in column B of Schedule 4.4(a) of the Founder Airline Services Agreement between the Company and Delta Air Lines, Inc. for the applicable month in column A of such schedule as in effect on the date of this Indenture.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.

        "Exchange Offer" has the meaning set forth in the Registration Rights Agreement.

        "Exchange Offer Registration Statement" has the meaning set forth in the Registration Rights Agreement.

        "Existing Indebtedness" means any Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and Indebtedness represented by Capital Lease Obligations and Capitalized Software Arrangements) in existence on the date of this Indenture, until such amounts are repaid, and Indebtedness represented by Capital Lease Obligations and Capitalized Software Arrangements in an amount at any time outstanding not to exceed the amount of Indebtedness represented by Capital Lease Obligations and Capitalized Software Arrangements, respectively, outstanding on the date of this Indenture.

        "FASA Credits" means the Delta FASA Credit and the Northwest FASA Credit.

        "FASA Excess Credit Amount" has the meaning assigned to such term in the Founder Airline Services Agreements.

        "First Priority Lien Obligations" means (i) Indebtedness and other obligations under the Credit Agreement, including Obligations (as that term is defined in such documents) of the Company and each other Obligor (as defined in such documents), (ii) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate thereof or a Person that was a lender or Affiliate thereof at the time such Hedging Obligation was entered into, to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations in respect thereof) under the Credit Agreement and (iii) any other Obligations secured by the Collateral on a first priority basis in a manner permitted by this Indenture.

        "First Priority Liens" means all Liens that secure the First Priority Lien Obligations.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Capitalized Software Arrangements, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4)   the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

          (5)   the amount of any dividends paid during such period pursuant to Section 4.07(b)(6) hereof;

        provided, that the payments of the Delta FASA Credit, Northwest FASA Credit and FASA Excess Credit Amount under the Founder Airline Services Agreements shall not be deemed to be "Fixed Charges" for any reason, regardless of the timing of payment.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock or preferred equity, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Founder Airlines Services Agreements" mean each of the Founder Airline Services Agreements, dated as of June 30, 2003, by and between the Company and each of Delta Air Lines, Inc. and Northwest Airlines, Inc., as amended.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of this Indenture.

        "Global Note Legend" means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

        "Global Notes" means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business or standard contractual indemnities, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantee and Collateral Agreement" means the Guarantee and Collateral Agreement, dated the date of the Indenture, by and among the Company, Financing Corp., the Guarantors, WTI and WS Holdings LLC in favor or the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes.

        "Guarantors" means each of:

          (1)   each Domestic Subsidiary; and

          (2)   any other Subsidiary that executes a Guarantee in accordance with the provisions of this Indenture,

        and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

          (2)   foreign exchange contracts, currency swap agreements or other similar agreements and other agreements or arrangements designed to protect such Person against fluctuations in exchange or currency rates.

        "Holdco Notes" means the approximately $44.0 million aggregate principal amount of WTI's 12% Subordinated Note due 2012 originally issued to American Airlines, Inc., as such aggregate principal amount may be increased by any interest on such note that is not paid in cash and is added to the outstanding principal amount of such notes or that is paid through the issuance of additional notes, as such note is renewed, extended, refunded, replaced or refinanced, including any note or notes issued by WTI in an aggregate principal amount of up to approximately $44.0 million in connection with the Transactions.

        "Holder" means a Person in whose name a Note is registered.

        "IAI Global Note" means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent twelve-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any other Indebtedness of the Issuers.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing Capitalized Software Arrangements;

          (6)   representing the balance deferred and unpaid of the purchase price of any property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable; or

          (7)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided that the payments of the FASA Credits and FASA Excess Credit Amounts under the Founder Airline Services Agreements shall not be deemed to be "Indebtedness" for any reason regardless of the timing of payment; provided further that any Delta Continuing Payment or Northwest Continuing Payment shall be treated as Indebtedness to the extent such payments are classified as indebtedness under GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person and the amount of such obligation being deemed to be the lesser of the value of such asset and the amount of the obligation so secured)) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2)   the principal amount of the Indebtedness in the case of any other Indebtedness.

        "Indenture" means this Indenture, as amended or supplemented from time to time.

        "Indirect Participant" means a Person who holds a beneficial interest in a Global Note through a Participant.

        "Initial Notes" means the first $300.0 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

        "Initial Purchasers" means Lehman Brothers Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

        "Intercreditor Agreement" means the Intercreditor Agreement, dated as of the date of this Indenture, among Lehman Commercial Paper Inc., in its capacity as administrative agent under the Credit Agreement, The Bank of New York Trust Company, N.A., as trustee and collateral agent under the Indenture, WTI, WS Holdings LLC, the Issuers and the other entities from time to time party thereto.

        "Institutional Accredited Investor" means an institution that is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other extensions of credit), advances or capital contributions (excluding (A) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person and (B) commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Company's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        "Letter of Transmittal" means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

        "Liquidated Damages" means all liquidated damages then owing pursuant to Section 5 of the Registration Rights Agreement.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock or preferred equity dividends, less, in the case of any Person that is a partnership or a limited liability company, the Tax Amount of such Person for such period excluding, however:

          (1)   any gain (or loss), together with any related provision for taxes or Tax Distributions on such gain (or loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

          (2)   any extraordinary gain (or loss), including any extraordinary tax refund, together with any related provision for taxes or Tax Distributions on such extraordinary gain (or loss); and

          (3)   all other expenses incurred in connection with the Transactions and the amortization of debt issuance costs relating to the Acquisition.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes or Tax Distributions paid or payable as a result of the Asset Sale, and any repayment of

Indebtedness that was secured by the assets sold in such Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-U.S. Person" means a Person who is not a U.S. Person.

        "Northwest Continuing Payment Amount" has the meaning assigned to such term in the Founder Airlines Services Agreement between the Company and Northwest Airlines, Inc.

        "Northwest FASA Credit" has the meaning assigned to such term in the Founder Airline Services Agreement between the Company and Northwest Airlines, Inc.

        "Notes" has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering Memorandum" means the final Offering Memorandum of the Issuers, dated February 7, 2005, with respect to the Notes.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

        "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

        "Opinion of Counsel" means an opinion from legal counsel that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

        "Parents" means WS Holdings LLC and WTI.

        "Pari Passu Indebtedness" means Indebtedness of the Issuers or the Guarantors that ranks pari passuin right of payment to the Notes.

        "Participant" means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

        "Permitted Business" means the business of the Company and its Subsidiaries engaged in on the date of this Indenture and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension of, such business.

        "Permitted Investments" means:

          (1)   any Investment in the Company or in a Restricted Subsidiary of the Company;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of the Company; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

          (5)   any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company and/or its parent entities;

          (6)   any Investments received in compromise of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments received in satisfaction of judgments;

          (7)   Hedging Obligations;

          (8)   receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include the concessionaire trade terms as the Company or the Restricted Subsidiary deems reasonable under the circumstances;

          (9)   payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (10) loans or advances to employees, directors, officers or consultants of WTI, the Company or any Restricted Subsidiary of the Company made in the ordinary course of business in the aggregate amount not to exceed $7.5 million outstanding at any one time;

          (11) Investments in existence on the date of this Indenture;

          (12) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

          (13) Investments made solely in exchange for the issuance of Equity Interests;

          (14) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; and

          (15) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of this Indenture not to exceed $20.0 million at any one time outstanding; provided that any cash return on capital in any such Permitted Investment (including through any dividend, distribution, repayment, redemption, payment of interest or other transfer) made pursuant to this clause (15)

  will reduce the amount of any such Permitted Investment for purposes of calculating the amount of Permitted Investments under this clause (15) and will be excluded from Sections 4.07(a)(3)(A), (D) and (E).

        "Permitted Liens" means:

          (1)   Liens in favor of the Company or the Guarantors;

          (2)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

          (3)   Liens on property or shares of stock existing at the time of acquisition of the property or stock by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in contemplation of such acquisition;

          (4)   Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (5)   Liens to secure Indebtedness (including Capital Lease Obligations and Capitalized Software Arrangements) permitted by clause (4), Indebtedness represented by Capital Lease Obligations permitted by clause (2) of Section 4.09(b) hereof and Capitalized Software Arrangements covering only the assets acquired with such Indebtedness;

          (6)   Liens existing on the date of this Indenture;

          (7)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (8)   Liens imposed by law, including carriers', warehousemen's, mechanics and landlords' Liens, in each case for sums not due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions as is required in conformity with GAAP has been made therefor;

          (9)   encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of the Company or a Restricted Subsidiary or to the ownership of their properties in the ordinary course of business which do not materially detract from the value of the property subject thereto or do no materially interfere with the ordinary conduct of business of the Company and its Restricted Subsidiaries;

          (10) attachment or judgment Liens not giving rise to an Event of Default;

          (11) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and property relating to such letters of credit and products and proceeds thereof;

          (12) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (13) Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

          (14) Liens securing Permitted Refinancing Indebtedness or Indebtedness incurred to refund, refinance or extend Indebtedness secured by Liens under clauses (2), (3), (5) and (6) hereof, provided that any such Lien does not extend to or cover any property, shares or debt other than the property shares or debt securing the Indebtedness so refunded, refinanced or extended;

          (15) Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

          (16) Liens on the Collateral securing (a)(i) Indebtedness (including all Obligations in respect thereof) under any Credit Facility then classified as incurred under Section 4.09(b)(1) and (ii) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate thereof or to a Person that was a lender or Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations in respect thereof) under the Credit Agreement; and (b) the Notes and the Guarantees thereof (and all Obligations in respect thereof); and (c) any other Indebtedness incurred by the Company or any of its Restricted Subsidiaries permitted to be incurred under this Indenture (and all Obligations in respect thereof), if after giving pro forma effect to the incurrence of such Indebtedness, the Company's Total Leverage Ratio would be no greater than 3.25 to 1.0 and (d) Indebtedness incurred by the Company or any of its Restricted Subsidiaries pursuant to Section 4.09(b)(17); provided that, in each case the Company provides an Officer's Certificate designating such Indebtedness as Indebtedness being secured pursuant to this clause (16) on either a first priority or second priority basis and the holders of such Indebtedness or their representatives become a party to the intercreditor agreement upon the incurrence of such Indebtedness as either a Secured Party or holder of Second Priority Claims, as applicable; and

          (17) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other agency.

        "Principals" means Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., CVC Management LLC and Ontario Teachers' Pension Plan Board and their respective Affiliates.

        "Private Placement Legend" means the legend set forth in Section 2.06(g)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

        "QIB" means a "qualified institutional buyer" as defined in Rule 144A.

        "Qualified Equity Offering" means, any issuance of Capital Stock (other than Disqualified Stock) by the Company or WTI (to the extent that the net cash proceeds thereof are contributed to the capital of the Company) to any Person or Persons.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Receivables Subsidiary" means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than the accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company other than fees payable in the ordinary course of business in connection with servicing the receivables of such Subsidiary and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of this Indenture, among the Issuers, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuers, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

        "Regulation S" means Regulation S promulgated under the Securities Act.

        "Regulation S Global Note" means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

        "Related Party" means:

          (1)   any controlling stockholder, officer, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2)   any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Responsible Officer," when used with respect to the Trustee, means any vice president, any assistant vice president, any senior trust officer or assistant trust officer, any trust officer, or any other officer associated with the corporate trust department of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

        "Restricted Definitive Note" means a Definitive Note bearing the Private Placement Legend.

        "Restricted Global Note" means a Global Note bearing the Private Placement Legend.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Period" means the 40-day distribution compliance period as defined in Regulation S.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Rule 144" means Rule 144 promulgated under the Securities Act.

        "Rule 144A" means Rule 144A promulgated under the Securities Act.

        "Rule 903" means Rule 903 promulgated under the Securities Act.

        "Rule 904" means Rule 904 promulgated under the Securities Act.

        "SEC" means the Securities and Exchange Commission.

        "Second Priority Claims" shall have the meaning set forth in the Intercreditor Agreement.

        "Secured Party" shall have the meaning set forth in the Intercreditor Agreement.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Security Documents" means, collectively, the Guarantee and Collateral Agreement, the Intercreditor Agreement and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating any Security Interests in favor of the Collateral Agent, for the benefit of the Trustee and the holders of the Notes, in all or any portion of the Collateral, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.

        "Security Interests" means the Liens on the Collateral created by the Security Documents in favor of the Administrative Agent for the benefit of, on a first priority basis, the Secured Parties (as defined in the Credit Agreement) or the Collateral Agent, as the case may be, on a second priority basis, for the benefit of the Trustee and the Holders of the Notes.

        "Shelf Registration Statement" means the Shelf Registration Statement as defined in the Registration Rights Agreement.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Stockholders Agreement" means the Stockholders Agreement by and among WTI, Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Ontario Teachers' Pension Plan Board and other parties named therein or in joinder agreements thereto, as amended, modified or supplemented from time to time.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantee" means the Guarantee by each Guarantor of the Company's payment obligations under this Indenture and on the Notes, executed pursuant to the provisions of this Indenture.

        "Tax Amount" means, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable by the Company if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such period; provided that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if the Company were a Delaware corporation shall be taken into account; provided, further that (i) the Tax Amount for any period shall not exceed the total net amount of the relevant (estimated or final, as the case may be) tax liability that equityholders or partners of the Company (as the case may be) actually owes to the appropriate taxing authority at such time, (ii) if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero and (iii) any Tax Amount other than amounts relating to estimated taxes shall be computed by a nationally recognized accounting firm. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from the Company's reorganization as or change in the status to a corporation for tax purposes.

        "Tax Distribution" means a distribution in respect of taxes to the partners of the Company pursuant to clause (7) of Section 4.07(b) hereof.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

        "Total Leverage Ratio" means, on any date, the ratio of:

          (1)   the aggregate principal amount of Indebtedness outstanding on such date of the Company and its Restricted Subsidiaries (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) to

          (2)   the aggregate amount of the Company's Consolidated Cash Flow for the most recent four-quarter period for which financial information is available.

        In addition, for purposes of calculating the Total Leverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of determination, will be excluded.

        "Transactions" means the tender offer and consent solicitation, the offering of the Notes, the refinancing of 2003 Credit Agreement with the Credit Agreement, the redemption of the WTI preferred stock, the redemption of the Holdco Notes and the prepayment of the Company's sponsor advisory fees and the special dividends on WTI's Class B common stock, as described in the Offering Memorandum.

        "Trustee" means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

        "Unrestricted Global Note" means a permanent global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the "Schedule of Exchanges of Interests in the Global Note" attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

        "Unrestricted Definitive Note" means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

        "Unrestricted Subsidiary" means any Subsidiary of the Company (other than WS Financing or any of its successors) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   on the date of such designation is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3)   is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if: (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation and (3) such Restricted Subsidiary becomes a Guarantor and executes a supplemental indenture.

        "U.S. Person" means a U.S. Person as defined in Rule 902(o) under the Securities Act.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

        "Worldspan Bankruptcy FASA Rejection" has the meaning assigned to such term in the applicable Founder Airline Services Agreement.

        "WTI" means Worldspan Technologies Inc., a Delaware corporation.

Section 1.02    Other Definitions.

Term	Defined in Section
"Affiliate Transaction"	4.11
"Asset Sale Offer"	3.09
"Authentication Order"	2.02
"Change of Control Offer"	4.15
"Change of Control Payment"	4.15
"Change of Control Payment Date"	4.15
"Covenant Defeasance"	8.03
"DTC"	2.03
"Event of Default"	6.01
"Excess Proceeds"	4.10
"incur"	4.09
"Legal Defeasance"	8.02
"Offer Amount"	3.09
"Offer Period"	3.09
"Paying Agent"	2.03
"Permitted Debt"	4.09
"Purchase Date"	3.09
"Registrar"	2.03
"Restricted Payments"	4.07

Section 1.03    Incorporation by Reference of Trust Indenture Act.

        Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

        The following TIA terms used in this Indenture have the following meanings:

        "indenture securities" means the Notes;

        "indenture security Holder" means a Holder of a Note;

        "indenture to be qualified" means this Indenture;

        "indenture trustee" or "institutional trustee" means the Trustee; and

        "obligor" on the Notes and the Subsidiary Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

        All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04    Rules of Construction.

        Unless the context otherwise requires:

          (1)   a term has the meaning assigned to it;

          (2)   an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

          (3)   "or" is not exclusive;

          (4)   words in the singular include the plural, and in the plural include the singular;

          (5)   "will" shall be interpreted to express a command;

          (6)   provisions apply to successive events and transactions; and

          (7)   references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.
THE NOTES

Section 2.01    Form and Dating.

        (a)    General.    The Notes and the Trustee's certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

        The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

        (b)    Global Notes.    Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

        (c)    Euroclear and Clearstream Procedures Applicable.    The provisions of the "Operating Procedures of the Euroclear System" and "Terms and Conditions Governing Use of Euroclear" and the "General Terms and Conditions of Clearstream Banking" and "Customer Handbook" of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

        Two Officers must sign the Notes for the Issuers by manual or facsimile signature.

        If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

        A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

        The Trustee will, upon receipt of a written order of the Issuers signed by two Officers (an "Authentication Order"), authenticate Notes for original issue up to the aggregate principal amount set forth in such Authentication Order. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.07 hereof.

        The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

        Section 2.03    Registrar and Paying Agent.

        The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of their Restricted Subsidiaries may act as Paying Agent or Registrar.

        The Issuers initially appoint The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

        The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust.

        The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Liquidated Damages, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Restricted Subsidiary) will have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

        The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).

If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06    Transfer and Exchange.

        (a)    Transfer and Exchange of Global Notes.    A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

          (1)   the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary; or

          (2)   the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

        Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

        (b)    Transfer and Exchange of Beneficial Interests in the Global Notes.    The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

          (1)    Transfer of Beneficial Interests in the Same Global Note.    Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

          (2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes.    In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

            (A)  both:

                (i)  a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

               (ii)  instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

            (B)  both:

                (i)  a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

               (ii)  instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

          (3)    Transfer of Beneficial Interests to Another Restricted Global Note.    A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

            (A)  if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

            (B)  if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

            (C)  if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver certificates in the form of Exhibit B and Exhibit D hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

          (4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.    A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an

  Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

            (A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

            (B)  such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

            (C)  such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

            (D)  the Registrar receives the following:

                (i)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

               (ii)  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

      and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

        If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

        Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

        (c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

          (1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.    If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

            (A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

            (B)  if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

            (C)  if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

            (D)  if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

            (E)  if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

            (F)  if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

            (G)  if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

          (2)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.    A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

            (A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

            (B)  such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

            (C)  such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

            (D)  the Registrar receives the following:

                (i)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

               (ii)  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

      and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

          (3)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.    If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

        (d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

          (1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.    If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

            (A)  if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

            (B)  if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

            (C)  if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

            (D)  if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

            (E)  if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

            (F)  if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

            (G)  if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

          (2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.    A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

            (A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

            (B)  such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

            (C)  such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

            (D)  the Registrar receives the following:

                (i)  if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

               (ii)  if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

      and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

          Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

          (3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.    A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

          If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

        (e)    Transfer and Exchange of Definitive Notes for Definitive Notes.    Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

          (1)    Restricted Definitive Notes to Restricted Definitive Notes.    Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

            (A)  if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

            (B)  if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

            (C)  if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

          (2)    Restricted Definitive Notes to Unrestricted Definitive Notes.    Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

            (A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

            (B)  any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

            (C)  any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

            (D)  the Registrar receives the following:

                (i)  if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

               (ii)  if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

      and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

          (3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes.    A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

        (f)    Exchange Offer.    Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

          (1)   one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered into the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers; and

          (2)   Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer.

        Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

        (g)    Legends.    The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

          (1)    Private Placement Legend.

            (A)  Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

        "THE NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") THAT IS [IN THE CASE OF RULE 144A NOTES: TWO YEARS] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING

        MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS' AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE."

            (B)  Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

          (2)    Global Note Legend.    Each Global Note will bear a legend in substantially the following form:

      "THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

      UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF

      CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN."

        (h)    Cancellation and/or Adjustment of Global Notes.    At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

        (i)    General Provisions Relating to Transfers and Exchanges.

          (1)   To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar's request.

          (2)   No service charge will be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

          (3)   The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

          (4)   All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

          (5)   The Issuers will not be required:

            (A)  to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

            (B)  to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

            (C)  to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

          (6)   Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

          (7)   The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

          (8)   All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07    Replacement Notes.

        If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee's requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

        Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

        The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or Affiliates of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

        If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a "protected purchaser" as defined in the Uniform Commercial Code.

        If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

        If the Paying Agent (other than the Company, a Restricted Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury Notes.

        In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10    Temporary Notes.

        Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

        Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.

        The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes (subject to the record retention requirement of the Exchange Act) in its customary manner. Certification of the disposal of all canceled Notes will be delivered to the Issuers upon their request therefor. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

        If the Issuers defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date, provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13    CUSIP Numbers.

        The Issuers in issuing the Notes may use "CUSIP" numbers (if then generally in use), and, if so, the Trustee shall use "CUSIP" numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the "CUSIP" numbers.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Trustee.

        If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers' Certificate setting forth:

          (1)   the clause of this Indenture pursuant to which the redemption shall occur;

          (2)   the redemption date;

          (3)   the principal amount of Notes to be redeemed; and

          (4)   the redemption price.

Section 3.02    Selection of Notes to Be Redeemed or Purchased.

        If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase as follows:

          (1)   if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

          (2)   if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

        The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03    Notice of Redemption.

        Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 of this Indenture.

        The notice will identify the Notes to be redeemed (including the CUSIP number) and will state:

          (1)   the redemption date;

          (2)   the redemption price;

          (3)   if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

          (4)   the name and address of the Paying Agent;

          (5)   that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

          (6)   that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

          (7)   the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

          (8)   that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

        At the Issuers' request, the Trustee will give the notice of redemption in the Issuers' names and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

        Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05    Deposit of Redemption or Purchase Price.

        One Business Day prior to the redemption or purchase price date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Liquidated Damages, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Liquidated Damages, if any, on, all Notes to be redeemed or purchased.

        If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed or Purchased in Part.

        Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07    Optional Redemption.

        (a)   At any time prior to August 15, 2006, the Issuers may on any one or more occasions redeem up to 100% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes issued after the date of this Indenture) at a redemption price of 105% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that: the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

        (b)   If a Change of Control occurs at any time prior to August 15, 2006, the Issuers may, within 90 days after the consummation of the applicable Change of Control Offer, redeem all or part of the Notes upon not less than 30 nor more than 60 days' prior notice mailed to each Holder at a redemption price equal to 105% of the principal amount of Notes redeemed plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        (c)   Except pursuant to Sections 3.07(a) and (b) the Notes are not redeemable at the Issuers' option prior to August 15, 2006.

        (d)   On or after August 15, 2006, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of the Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2006	103.00%
2007	102.00%
2008	101.00%
2009 and thereafter	100.00%

        (e)   Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08    Mandatory Redemption.

        The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09    Offer to Purchase by Application of Excess Proceeds.

        In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an "Asset Sale Offer"), it will follow the procedures specified below.

        The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company will apply all Excess Proceeds (the "Offer Amount") to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

        If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, and Liquidated Damages, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

        Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

          (1)   that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

          (2)   the Offer Amount, the purchase price and the Purchase Date;

          (3)   that any Note not tendered or accepted for payment will continue to accrue interest;

          (4)   that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

          (5)   that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

          (6)   that Holders electing to have a Note purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

          (7)   that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

          (8)   that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

          (9)   that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

        On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

        Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.
COVENANTS

Section 4.01    Payment of Notes.

        The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Liquidated Damages, if any will be considered paid on the date due if the Paying Agent, if other than the Company or a Restricted Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuers shall pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

        The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02    Maintenance of Office or Agency.

        The Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

        The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

        The Issuers hereby designate the affiliate office of the Trustee located at 101 Barclay Street, Floor 8W, New York, New York 10286 (Fax: (212) 815-5707) as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03    Reports.

        (a)   Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuers shall furnish to the Holders of Notes, within the time periods specified in the SEC's rules and regulations:

          (1)   all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such reports, including, with respect to the annual information only, a report on the Issuers' consolidated financial statements by the Issuers' certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

        In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Issuers shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Issuers' reporting obligations with respect to clauses (1) and (2) above shall be deemed satisfied in the event the Issuers file such reports with the SEC on EDGAR and deliver a copy of such reports to the Trustee. The Issuers shall at all times comply with TIA § 314(a)(1), (2) and (4).

        If, at any time after consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in this Section 4.03(a) with the SEC within the time periods specified above unless the SEC will not accept such filing. The Issuers agree that they will not take any action for the sole purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuers' filings for any reason, the Issuers will post the reports referred to in this Section 4.03(a) on their website within the time periods that would apply if the Issuers were required to file those reports with the SEC.

        (b)   For so long as any Notes remain outstanding, at any time they are not required to file the reports required by Section 4.03(a), the Issuers and the Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information determinable from information contained therein, including the Issuers' compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on Officers' Certificates).

Section 4.04    Compliance Certificate.

        (a)   The Issuers and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Issuers and their Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers have complied with all conditions and covenants under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have complied with each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the conditions or covenants of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event.

        (b)   So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Issuers' independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Issuers have violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

        (c)   So long as any of the Notes are outstanding, the Issuers shall deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.05    Taxes.

        The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06    Stay, Extension and Usury Laws.

        The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Restricted Payments.

        (a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof;

          (4)   make any Excess FASA Payment; or

          (5)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (5) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

            (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

            (2)   the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

            (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (8), (9) and (10) of paragraph (b) below), is less than the sum, without duplication, of:

              (A)  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

              (B)  100% of the aggregate net cash proceeds received by the Company after the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

              (C)  to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated, redeemed, repurchased or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

              (D)  50% of any dividends received by the Company or a Restricted Subsidiary after the date of this Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus

              (E)  to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

        (b)   The provisions of Section 4.07(a) will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of WTI, the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of or capital contribution relating to, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (B) of Section 4.07(a);

          (3)   the defeasance, redemption, repurchase or other acquisition of Indebtedness that is contractually subordinated to the Notes or any Subsidiary Guarantee or Disqualified Stock of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Indebtedness or issuance of Disqualified Stock which is permitted to be incurred pursuant to Section 4.09 hereof;

          (4)   the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

          (5)   so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends to WTI to the extent applied by WTI to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of WTI, the Company or any Restricted Subsidiary of the Company held by any current or former employee, officer or director of WTI, the Company or any Subsidiaries of the Company pursuant to any management equity subscription agreement, stock option agreement, severance agreement, employment agreement, stockholder's agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.5 million in any twelve-month period (with amounts not used in any twelve-month period being carried forward to the subsequent twelve-month period up to a maximum of $4.0 million paid in any twelve-month period); provided further that such amounts may be increased by the cash proceeds of key man life insurance received by the Company and its Restricted Subsidiaries after the date of this Indenture;

          (6)   so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends to WTI to the extent applied by WTI to pay interest on the Holdco Notes at a rate not to exceed 12% per annum; provided that the Company would, at the time of such payment and after giving pro forma effect thereto as if such payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09 hereof;

          (7)   so long as the Company is treated for income tax purposes as a disregarded entity or a partnership, distributions to equity holders or partners of the Company in an amount, with respect to any period ending after December 31, 2003, not to exceed the Tax Amount for such period; provided that a distribution of the Tax Amount shall be made no earlier than 10 days prior to the due date of the tax payable by equityholders or partners of the Company to which such Tax Amount relates;

          (8)   the payment of dividends to WTI to the extent applied by WTI to pay its general administrative expenses, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services, in an aggregate amount not to exceed $2.5 million per annum;

          (9)   repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

          (10) payments of dividends to WTI not to exceed $200,000 in the aggregate since the date of this Indenture solely to enable it to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

          (11) payments and transactions in connection with the Transactions, including fees and expenses related thereto, as contemplated by the Offering Memorandum under "Use of proceeds;" and

          (12) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments not to exceed $20.0 million in the aggregate since the date of this Indenture.

        Notwithstanding the foregoing, the Company shall be entitled to dividend or distribute the capital stock of Worldspan International Inc. to WTI and/or any other partners of the Company without complying with this Section 4.07 and shall be entitled to directly or indirectly reacquire the capital stock of Worldspan International Inc.; provided that such reacquisition occurs within one year from the date of this Indenture; provided further that such reacquisition shall be excluded from clause (2) of Section 4.07(b). In the event such reacquisition does not occur within one year from the date of this Indenture, the Company shall be deemed to have made a Restricted Payment on the date that is one year from the date of this Indenture in an amount equal to the Investment in the Subsidiary held by the Company as of the date the Company made such dividend or distribution. The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (12) above or is entitled to be made pursuant to Section 4.07(a), the Company shall be permitted, in its sole discretion to classify such Restricted Payment in any manner that complies with this Section 4.07.

        Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

        (a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

        (b)   The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements governing Existing Indebtedness, the Credit Agreement and any other agreement, including the Credit Facilities as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

          (2)   this Indenture, the Notes, the Subsidiary Guarantees and/or the Security Documents;

          (3)   applicable law, regulation or order;

          (4)   any (a) instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred, and (b) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements at the time of such acquisition;

          (5)   customary non-assignment provisions in leases, licenses or other commercial agreements entered into in the ordinary course of business and consistent with past practices;

          (6)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of Section 4.08(a);

          (7)   any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary pending its sale or other disposition;

          (8)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   any restriction on the transfer of assets under any Lien permitted under this Indenture imposed by the holder of the Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions contained in security agreements or mortgages (other than the Security Documents) securing Indebtedness of a Restricted Subsidiary so long as the restrictions solely restrict the transfer of the property governed by the security agreements or mortgages;

          (13) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary and its property or assets, or Liens or receivables or related assets which are the subject of, a Qualified Receivables Transaction;

          (14) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 that limit the right of the debtor to dispose of the assets securing that Indebtedness; and

          (15) the Holdco Notes and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Holdco Notes, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Holdco Notes as in effect on the date of this Indenture.

Section 4.09    Incurrence of Indebtedness and Issuance of Preferred Stock.

        (a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        (b)   The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by the Company and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $500.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of this Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to Section 4.10 hereof (provided that such amount shall be reduced to the extent of any reduction or elimination of any Indebtedness under any Credit Facility resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction);

          (2)   the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

          (4)   the incurrence by the Company or any of the Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

          (5)   the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (4), (5), or (17) of this Section 4.09(b);

          (6)   the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

            (A)  if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

            (B)  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company; will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

          (8)   the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09(b); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

          (9)   the incurrence by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

          (10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, and the accrual of dividends on Disqualified Stock or preferred stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 4.09(b); provided, in each such case, that the amount thereof is included in the Fixed Charges of the Company as accrued;

          (11) the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries in the form of performance bonds, completion guarantees and surety or appeal bonds entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of their business;

          (12) the incurrence of Indebtedness by the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that the Indebtedness is satisfied within five business days of Incurrence;

          (13) the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries owed to any Person in connection with worker's compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business and consistent with past practices;

          (14) the incurrence of Indebtedness by the Company and its Restricted Subsidiaries arising from agreements of the Company or any of its Restricted Subsidiaries providing for adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company;

          (15) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or any of its Restricted Subsidiaries or their respective property or assets (other than such Receivables Subsidiary and its assets and, as to the Company or any of its Restricted Subsidiaries, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by the Company or any of its Restricted Subsidiaries;

          (16) the incurrence of Indebtedness by the Company in the event of a Continuing Payment Termination or Worldspan Bankruptcy FASA Rejection; and

          (17) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $50.0 million.

        The Company shall not incur, and shall not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to Section 4.09(a), the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture and Indebtedness under the Credit Agreement will initially be deemed to have been incurred on such date in reliance on the exemption provided by clause (1) of the definition of Permitted Debt.

Section 4.10    Asset Sales.

        The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2)   the fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

          (3)   at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

            (A)  any liabilities, as shown on the Company's most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an arrangement that releases the Company or such Restricted Subsidiary from further liability; and

            (B)  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 90 days after receipt thereof, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash and Cash Equivalents received in that conversion.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply those Net Proceeds at its option:

          (1)   to repay or purchase Pari Passu Indebtedness of the Company or any Guarantor, as the case may be, and if such Indebtedness is revolving credit Indebtedness to correspondingly reduce commitments with respect thereto, provided that if the Company shall so repay or purchase Pari Passu Indebtedness of the Company (other than a repayment or purchase of Indebtedness under the Credit Agreement or any future Credit Facility secured on a first priority basis by the Collateral or any Indebtedness that is secured by a Lien on assets not constituting Collateral):

            (A)  it will equally and ratably reduce Indebtedness under the Notes if the Notes are then redeemable; or

            (B)  if the Notes may not then be redeemed, the Company shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of

    Notes to purchase at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, the Notes that would otherwise be redeemed;

          (2)   to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Person primarily engaged in a Permitted Business;

          (3)   to make a capital expenditure;

          (4)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

          (5)   to acquire the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of the Capital Stock by the Company or another Restricted Subsidiary or to acquire Capital Stock constituting a minority interest in any Person; provided, in each case, that such Person is primarily engaged in a Permitted Business.

        In the case of clauses (2), (4) and (5), the Company shall also be deemed to have complied with its obligations above if it enters into a binding commitment to acquire such assets, Voting Stock or Capital Stock within the required time frame above, provided that such binding commitment shall be subject only to customary conditions and such acquisition shall be consummated within six months from the date of signing such binding commitment.

        Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers shall make an Asset Sale Offer to all Holders of Notes. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of Sections 3.09 or 4.10 hereof, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

Section 4.11    Transactions with Affiliates.

        (a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

          (2)   the Company delivers to the Trustee:

            (A)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (B)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained in a comparable transaction with a Person that is not an Affiliate of the Company, as issued by an accounting, appraisal or investment banking firm of national standing.

        (b)   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

          (1)   any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

          (2)   transactions between or among the Company and/or its Restricted Subsidiaries;

          (3)   transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

          (4)   payment of reasonable fees, compensation or employee benefits arrangements to and indemnity provided for the benefit of employees, directors or officers of WTI, the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

          (5)   issuances or sales of Equity Interests (other than Disqualified Stock) to Affiliates, employees, officers and directors of WTI, the Company or any of their Subsidiaries;

          (6)   payment of fees by the Company in an aggregate amount not to exceed $1.5 million per annum plus reimbursement expenses for advisory services pursuant to the Advisory Agreement as in effect on the date of this Indenture;

          (7)   Restricted Payments or Permitted Investments that are permitted by the provisions of Section 4.07 hereof;

          (8)   loans or advances to employees, directors, officers or consultants in an aggregate amount not to exceed $7.5 million outstanding at any one time;

          (9)   transactions pursuant to any contract or agreement with the Company or any of its Restricted Subsidiaries in effect on the date of this Indenture, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not less favorable to the Company and its Restricted Subsidiaries in any material respect than the original agreement as in effect on the date of this Indenture;

          (10) the Subsidiary Guarantees;

          (11) transactions pursuant to the Stockholders Agreement as in effect on the date of this Indenture or any similar agreement or any amendment, modification or replacement of such Stockholders Agreement or agreement; provided that the terms of such amendment, modification or replacement is not more disadvantageous to the Holders of the Notes in any material respect than the terms contained in the Stockholders Agreement or similar agreement;

          (12) any Tax sharing Agreement; provided that the aggregate amount payable by the Company pursuant thereto shall not exceed the Tax Amount;

          (13) the provisions by an Affiliate of commercial banking or lending services, investment banking or other similar services on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained by an unaffiliated party and that are approved in good faith by a majority of the members of the Board of Directors;

          (14) any transaction effected as part of a Qualified Receivables Transaction;

          (15) any transaction with customers, clients, or suppliers of the Company or its Restricted Subsidiaries on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained by an unaffiliated party and that are approved in good faith by a majority of the members of the Board of Directors;

          (16) the dividend, distribution or acquisition of the capital stock of Worldspan International Inc. in accordance with the provisions of Section 4.07 hereof; and

          (17) payments and transactions in connection with the Transactions (including fees and expenses related thereto) as contemplated by the Offering Memorandum under "Use of proceeds."

Section 4.12    Liens.

        The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of the Company on any asset now owned or hereafter acquired, except Permitted Liens, unless the Notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing Indebtedness subordinated to Indebtedness of the Company under the Notes, that Lien is subordinated to the Lien securing the Notes to the same extent that such Indebtedness is subordinated to the Notes.

Section 4.13    Line of Business.

        The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Section 4.14    Corporate Existence.

        Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

          (1)   its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

          (2)   the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15    Offer to Repurchase Upon Change of Control.

        (a)   Upon the occurrence of a Change of Control, the Issuers shall make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date (the "Change of Control Payment"). Within thirty days following any Change of Control, the Issuers shall mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and stating:

          (1)   that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

          (2)   the purchase price and the purchase date, which shall be no earlier than 30 and no later than 60 business days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any Note not tendered will continue to accrue interest;

          (4)   that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

          (5)   that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

          (6)   that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

          (7)   that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

        The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.15 of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 3.09 or this Section 4.15 by virtue of such conflict.

        (b)   On the Change of Control Payment Date, the Issuers shall, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

          (3)   deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

        The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000 unless the unpurchased amount of the new Note does not equal an integral multiple of $1,000. The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        (c)   Notwithstanding anything to the contrary in this Section 4.15, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.09 hereof and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

Section 4.16    Payments for Consent.

        The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17    Additional Subsidiary Guarantees.

        If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of this Indenture (other than (1) a Domestic Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with this Indenture for so long as it continues to constitute an Unrestricted Subsidiary and (2) any Receivables Subsidiary), or the Company designates any Unrestricted Subsidiary that is a Domestic Subsidiary to be a Restricted Subsidiary, then that Domestic Subsidiary shall become a Guarantor and execute a Subsidiary Guarantee pursuant to a supplemental indenture in form and substance satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee within ten Business Days of the date on which it was acquired or created or designated a Restricted Subsidiary; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. The form of such Subsidiary Guarantee is attached as Exhibit E hereto.

        Section 4.18    Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary, other than WS Financing, to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07(a) hereof or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Section 4.19    Restrictions on Activities of WS Financing

        WS Financing shall not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that WS Financing may be a co-obligor or guarantor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Restricted Subsidiaries other than WS Financing.

ARTICLE 5.
SUCCESSORS

Section 5.01    Merger, Consolidation, or Sale of Assets.

        The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1)   either:

            (A)  the Company is the surviving entity; or

            (B)  the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if the Person formed by or surviving any such consolidation or merger with the Company is not a corporation, a corporate co-issuer shall also be an obligor with respect to the Notes);

          (2)   the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture, Registration Rights Agreement and the Security Documents pursuant to a supplemental indenture or agreements reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists; and

          (4)   (A) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), or (B) the Fixed Charge Coverage Ratio on the date of such transaction after giving pro forma effect thereto would be equal to or greater than the same ratio for the Company and its Restricted Subsidiaries immediately prior to the transaction.

        This Section 5.01 will not apply to (A) a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors or (B) any merger or consolidation of (1) the Company with and into a Guarantor or (2) the Company with and into an Affiliate of the Company for the purpose of incorporating or reincorporating or organizing or reorganizing the Company in the same or another jurisdiction in the United States or any state thereof or the District of Columbia.

Section 5.02    Successor Corporation Substituted.

        Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the "Company" shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all or substantially all of the Company's assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

          (2)   default in payment when due of the principal of, or premium, if any, on the Notes;

          (3)   failure by the Company or any of its Subsidiaries to comply with the provisions of Section 5.01 hereof;

          (4)   failure by the Company or any of its Subsidiaries for 30 days after notice from the Trustee or the Holders of 25% or more of the Notes then outstanding to comply with the provisions of Sections 4.07, 4.09 and 4.15 hereof;

          (5)   failure by the Company or any of its Subsidiaries for 60 days after notice from the Trustee or the Holders of 25% or more of the Notes then outstanding to comply with any of the other agreements in this Indenture or any of the Security Documents;

          (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

            (A)  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (B)  results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

          (7)   a final judgment or final judgments for the payment of money are entered by a court of competent jurisdiction against the Company or any of its Subsidiaries, which judgment or judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final and non-appealable; provided that the aggregate of all such undischarged judgments exceeds $25.0 million;

          (8)   the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

            (A)  commences a voluntary case,

            (B)  consents to the entry of an order for relief against it in an involuntary case,

            (C)  consents to the appointment of a custodian of it or for all or substantially all of its property,

            (D)  makes a general assignment for the benefit of its creditors, or

            (E)  generally is not paying its debts as they become due; or

          (9)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (A)  is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

            (B)  appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as whole, would constitute a Significant Subsidiary; or

            (C)  orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

  and the order or decree remains unstayed and in effect for 60 consecutive days;

          (10) except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

          (11) unless all of the Collateral has been released from the Liens securing the Notes in accordance with the provisions of the Security Documents, the repudiation or disaffirmation by the Company or any Significant Subsidiary of the Company of its material obligations under the Security Documents or the determination in a judicial proceeding that the Liens of the Security Documents are unenforceable or invalid against the Company or any Significant Subsidiary of the Company party thereto for any reason, in each case, with respect to a material portion of the Collateral (which repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the trustee or the holders of at least 25% of the outstanding principal amount of the notes and demanding that such default be remedied).

Section 6.02    Acceleration.

        In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

        Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (8) or (9) of Section 6.01 hereof occurs with respect to the Company, any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03    Other Remedies.

        If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Liquidated Damages, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

        The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.

        Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Liquidated Damages, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05    Control by Majority.

        Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06    Limitation on Suits.

        A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

          (1)   the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

          (2)   the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

          (3)   such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

          (4)   the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

          (5)   during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

        A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07    Rights of Holders of Notes to Receive Payment.

        Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Liquidated Damages, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Trustee.

        If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium and Liquidated Damages, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09    Trustee May File Proofs of Claim.

        The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

        If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

          First:    to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

          Second:    to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Liquidated Damages, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any and interest, respectively; and

          Third:    to the Issuers or to such party as a court of competent jurisdiction shall direct.

        The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

        In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12    Restoration of Rights and Remedies

        If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuers, the Trustee, and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders will continue as though no such proceeding had been instituted.

ARTICLE 7.
TRUSTEE

Section 7.01    Duties of Trustee.

        (a)   If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        (b)   Except during the continuance of an Event of Default:

          (1)   the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

          (2)   in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision hereof to be provided to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

        (c)   The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

          (1)   this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

          (2)   the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

          (3)   the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

        (d)   Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

        (e)   No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

        (f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02    Rights of Trustee.

        (a)   The Trustee may conclusively rely upon any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

        (b)   Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

        (c)   The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

        (d)   The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

        (e)   Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of the Issuers.

        (f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

        (g)   Any request or direction of the Company mentioned herein will be sufficiently evidenced by a written order of the Issuers and any resolution of the Board of Directors will be sufficiently evidenced by a Board Resolution.

        (h)   The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it will be entitled to examine the books, records, and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation except as set forth herein.

        (i)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

        (j)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

        (k)   The Trustee may request that the Issuers deliver an Officers' Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers' Certificate may be signed by any person authorized to sign an Officers' Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

        (l)    In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.03    Individual Rights of Trustee.

        The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04    Trustee's Disclaimer.

        The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers' use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers' direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05    Notice of Defaults.

        If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or Liquidated Damages, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06    Reports by Trustee to Holders of the Notes.

        (a)   Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

        (b)   A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07    Compensation and Indemnity.

        (a)   The Issuers will pay to the Trustee from time to time such compensation as the parties shall agree in writing from time to time for its acceptance of this Indenture and services hereunder. The Trustee's compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses including taxes (other than those based upon the income of the Trustee) incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

        (b)   The Issuers and the Guarantors, jointly and severally, will indemnify the Trustee and any predecessor Trustee against any and all losses, damages, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Issuers promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder. The Issuers or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuers will pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need pay for any settlement made without their consent, which consent will not be unreasonably withheld.

        (c)   The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

        (d)   To secure the Issuers' payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

        (e)   When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

        (f)    The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08    Replacement of Trustee.

        (a)   A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.08.

        (b)   The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

          (1)   the Trustee fails to comply with Section 7.10 hereof;

          (2)   the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

          (3)   a custodian or public officer takes charge of the Trustee or its property; or

          (4)   the Trustee becomes incapable of acting.

        (c)   If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

        (d)   If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Issuers), the Issuers, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

        (e)   If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

        (f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers' obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09    Successor Trustee by Merger, etc.

        If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10    Eligibility; Disqualification.

        There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

        This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11    Preferential Collection of Claims Against Issuers.

        The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

        The Issuers may, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

        Upon the Issuers' exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Subsidiary Guarantees) on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Subsidiary Guarantees), which will thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Subsidiary Guarantees, this Indenture and the Security Documents (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

          (1)   the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

          (2)   the Issuers' obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers' and the Guarantors' obligations in connection therewith; and

          (4)   this Article 8.

        Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

        Upon the Issuers' exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 and 4.19 hereof and clauses (3) or (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, "Covenant Defeasance"), and the Notes will thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Subsidiary Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Subsidiary Guarantees will be unaffected thereby. In addition, upon the Issuers' exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(8) hereof will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

          (1)   the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of an election under Section 8.02 hereof, the Issuers have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exceptions) in the United States confirming that:

            (A)  the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

            (B)  since the date of this Indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel (subject to customary assumptions and exceptions) in the United States confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6)   the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others; and

          (7)   the Issuers must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

        Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Liquidated Damages, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

        The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

        Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Issuers.

        Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or Liquidated Damages, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium or Liquidated Damages, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07    Reinstatement.

        If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers' and the Guarantors' obligations under this Indenture and the Notes and the Subsidiary Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium or Liquidated Damages, if any, or interest on any Note following the reinstatement of their obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of Notes.

        Notwithstanding Section 9.02 of this Indenture, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Security Documents, the Notes or the Subsidiary Guarantees without the consent of any Holder of a Note:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

          (3)   to provide for the assumption of the Issuers' or a Guarantor's obligations to the Holders of the Notes by a successor pursuant to Article 5 or Article 10 hereof;

          (4)   to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Note;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

          (6)   to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

          (7)   to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes;

          (8)   to conform the text of this Indenture, the Subsidiary Guarantees, the Security Documents or the Notes to any provision of the section entitled "Description of the notes" contained in the Offering Memorandum to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of this Indenture, the Subsidiary Guarantees, the Security Documents or the Notes;

          (9)   to add any additional assets as Collateral;

          (10) to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of this Indenture; or

          (11) to release Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture.

        Notwithstanding the foregoing, without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment may release from the Lien of this Indenture or the Notes and the Security Documents all or substantially all of the Collateral otherwise than in accordance with the terms of such Security Documents.

        Upon the request of the Issuers accompanied by resolutions of their respective Boards of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02    With Consent of Holders of Notes.

        Except as provided below in this Section 9.02 and subject to the provisions of Section 5.3 of the Intercreditor Agrement, the Issuers and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof), the Subsidiary Guarantees and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

        Upon the request of the Issuers accompanied by resolutions of their respective Boards of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

        It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

        After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (other than provisions relating to Sections 3.09, 4.10 and 4.15 hereof);

          (3)   reduce the rate of or change the time for payment of interest, including default interest, on any Note;

          (4)   waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any Note payable in money other than that stated in the Notes;

          (6)   make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

          (7)   waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 and 4.15 hereof);

          (8)   release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

          (9)   make any change in the preceding amendment and waiver provisions.

Section 9.03    Compliance with Trust Indenture Act.

        Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04    Revocation and Effect of Consents.

        Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05    Notation on or Exchange of Notes.

        The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

        Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee to Sign Amendments, etc.

        The Trustee will sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amendment or supplemental Indenture until their respective Boards of Directors approve it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers' Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by this Indenture.

ARTICLE 10.
SECURITY AND COLLATERAL

Section 10.01    Security and Collateral.

        (a)   The Notes are secured, together with any other Second Priority Claims, equally and ratably by security interests granted to the Collateral Agent in the Collateral. Each Guarantee is secured, together with each Guarantor's guarantee of any other Second Priority Claims, equally and ratably by security interests granted to the Collateral Agent in the Collateral of each Guarantor. As provided in the Intercreditor Agreement and the Security Documents relating to the Notes and the Guarantees, such security interests are junior in priority to the First Priority Liens, which are held by the Administrative Agent, and to other Permitted Liens. The Liens securing the Notes and the Guarantees will be released as provided for in the Intercreditor Agreement.

        (b)   The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Guarantees, the payment of all other Obligations under the Notes and the performance of all other obligations of the Company and the Guarantors under the Notes and the Guarantees are secured as provided in the Security Documents that the Company and the Guarantors have entered into simultaneously with the execution of this Indenture and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture.

Section 10.02    Further Assurances.

        (a)   The Company and each Guarantor shall do or cause to be done all acts and things which may be required, or which the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds equally and ratably, for the benefit of the Trustee and the Holders of the Notes and holders of the other Second Priority Claims, duly created, enforceable and perfected Liens (subject to First Priority Liens and other Permitted Liens) upon the Collateral.

        (b)   If the Company or any of the Guarantors at any time owns or acquires any property that is subject to a Lien securing any Second Priority Claims, but is not subject to a valid, enforceable perfected Lien (subject to First Priority Liens and other Permitted Liens) in favor of the Collateral Agent as secured equally and ratably for all of the Second Priority Claims, then the Company shall, or shall cause such Guarantor if and to the extent required under the Credit Agreement or any other Credit Facility of the Company to, concurrently:

          (1)   execute and deliver to the Collateral Agent a security document upon substantially the same terms as the Security Documents delivered in connection with the issuance of the Notes or other terms reasonably satisfactory to the Company or such Guarantor and the Collateral Agent acting at the direction of the Administrative Agent, granting a Lien upon such property to the Collateral Agent for the benefit of the holders of Second Priority Claims, equally and ratably;

          (2)   cause the Lien granted in such security document to be duly perfected in any manner permitted by law and cause each other Lien that secures Indebtedness upon such property to be (A) released, unless it is a Permitted Lien, or (B) subordinated to the Collateral Agent's Liens if it is not a Permitted Lien; and

          (3)   deliver to the Trustee and Collateral Agent any opinion of counsel delivered to or for the benefit of the Second Priority Claims or the First Priority Liens relating to such Security Document or the Lien granted therein.

        (c)   From time to time, the Company and each Guarantor shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents and take such other actions as shall be required or which the Collateral Agent may reasonably request to grant, perfect or maintain the priority of (subject to First Priority Liens and other Permitted Liens) the Liens and benefits intended to be conferred as contemplated by the Security Documents for the benefit of the holders of the Second Priority Claims.

Section 10.03    Relative Ranking and Rights

        (a)   The Intercreditor Agreements sets forth the relative ranking of the Liens securing the Notes as against the First Priority Liens and Second Priority Claims.

        (b)   The Intercreditor Agreement defines the relative rights, as lienholders, of Holders of the Notes, any other Second Priority Claims and holders of First Priority Liens and includes provisions respect to, but not limited to:

          (1)   prohibitions on contesting Liens on the Collateral;

          (2)   restrictions on new Liens on the Collateral;

          (3)   exercise of remedies with respect to the Collateral;

          (4)   application of proceeds received in connection with the Collateral;

          (5)   releases of Liens; and

          (6)   insolvency and liquidation proceedings.

Section 10.04    Collateral Agent

        (a)   The Company has appointed The Bank of New York Trust Company, N.A. to serve as the Collateral Agent for the benefit of the holders of the Notes.

        (b)   The Collateral Agent (directly or through co-trustees, agents or sub-agents) will hold, and will be entitled to enforce, all Liens on the Collateral relating to the Notes and the Guarantees created by the Security Documents.

        (c)   Except as provided in the Intercreditor Agreement or in this Indenture, the Collateral Agent will not be obligated:

          (1)   to act upon directions purported to be delivered to it by any other Person;

          (2)   to foreclose upon or otherwise enforce any Lien; or

          (3)   to take any other action whatsoever with regard to any or all of the Security Documents relating to the Notes and the Guarantees, the Liens created thereby or the Collateral.

Section 10.05    Authorization of Actions to Be Taken.

        (a)   Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document and the Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and directs the Trustee and the Collateral Agent to enter into, and the Trustee and the Collateral Agent to execute and deliver, the Intercreditor Agreement, and authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which it is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

        (b)   The Trustee and the Collateral Agent are authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Security Documents to which the Trustee or Collateral Agent is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreement.

Section 10.06    Filing, Recording and Opinions.

        (a)   The Company will comply with the provisions of TIA §314(b) and 314(d), in each case following qualification of this Indenture pursuant to the TIA and except to the extent not required as set forth in any Commission regulation or interpretation (including any no-action letter issued by the Staff of the Commission, whether issued to the Company or any other Person). Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to TIA §314(b)(2), the Company will furnish such opinion not more than 60 but not less than 30 days prior to each February 11.

        Any release of Collateral permitted by the Intercreditor Agreement will be deemed not to impair the Liens under the Indenture and the Security Documents in contravention thereof and any person that is required to deliver an Officer's Certificate or Opinion of Counsel pursuant to Section 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.

        (b)   If any Collateral is released in accordance with the Intercreditor Agreement or any Security Document at a time when the Trustee is not itself also the Collateral Agent and if the Company has delivered the certificates and documents required by the Security Documents, the Trustee will determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination will, upon request, deliver a certificate to the Collateral Agent setting forth such determination.

ARTICLE 11.
SUBSIDIARY GUARANTEES

Section 11.01    Execution and Delivery of Subsidiary Guarantee.

        To evidence its Subsidiary Guarantee, each Guarantor, hereby agrees that a notation of such Subsidiary Guarantee substantially in the form attached as Exhibit E here will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers. In addition, each Guarantor shall execute the Guarantee and Collateral Agreement substantially in the form attached as Exhibit F hereto, which shall govern the terms of the Subsidiary Guarantee by such Guarantor.

        Each Guarantor hereby agrees that its Subsidiary Guarantee will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

        If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Notes on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee will be valid nevertheless.

        The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Guarantors.

        In the event that the Company creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.17 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.17 hereof and this Article 11, to the extent applicable.

Section 11.02    Guarantors May Consolidate, etc., on Certain Terms.

        Except as otherwise provided in Section 11.03, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuers or another Guarantor, unless:

          (1)   immediately after giving effect to such transaction, no Default or Event of Default exists; and

          (2)   either:

            (A)  subject to Section 11.03 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, this Indenture and the Subsidiary Guarantee on the terms set forth herein or therein; and

            (B)  the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

        In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Subsidiary Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

        Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuers or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuers or another Guarantor.

Section 11.03    Releases.

        In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Issuers to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

        In the event the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.18 hereof or upon Legal Defeasance or satisfaction and discharge of the Notes as provided in Article 8 or 12 hereof, then such Guarantor will be released and relieved of any obligations of under its Subsidiary Guarantee.

        Any Guarantor not released from its obligations under its Subsidiary Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

Section 11.04    Limitation on Guarantor Liability.

        Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

ARTICLE 12.
SATISFACTION AND DISCHARGE

Section 12.01    Satisfaction and Discharge.

        This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder and all security interests in the Collateral created by the Security Documents in favor of the Trustee and the Holders of Notes will be released when:

          (1)   either:

            (A)  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and any Guarantor and thereafter repaid to the Issuers or discharged from their trust) have been delivered to the Trustee for cancellation; or

            (B)  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor are a party or by which the Issuers or any Guarantor are bound;

          (3)   the Issuers have paid or caused to be paid all sums payable by their under this Indenture; and

          (4)   the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the provisions of Section 12.02 and Section 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02    Application of Trust Money.

        Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

        If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers' and any Guarantor's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13.
MISCELLANEOUS

Section 13.01    Trust Indenture Act Controls.

        If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02    Notices.

        Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

  If to the Issuers or the Guarantors:
  Worldspan, L.P.
  300 Galleria Parkway, N.W.
  Atlanta, Georgia 30339
  Attention: General Counsel
  Fax: (770) 563-7878

  with a copy to:
  Dechert LLP
  4000 Bell Atlantic Tower
  1717 Arch Street
  Philadelphia, Pennsylvania 19103
  Attention: Geraldine A. Sinatra
  Fax: (215) 994-2222

  If to the Trustee:
  The Bank of New York Trust Company, N.A.
  100 Ashford Center North
  Suite 520
  Atlanta, Georgia 30338
  Attention: Corporate Trust Administration
  Fax: (770) 698-5195

        The Issuers, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

        All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

        Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

        If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

        If the Issuers mail a notice or communication to Holders, they will mail a copy to the Trustee and each Agent at the same time.

Section 13.03    Communication by Holders of Notes with Other Holders of Notes.

        Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04    Certificate and Opinion as to Conditions Precedent.

        Upon any request or application by the Issuers to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Issuers shall furnish to the Trustee:

          (1)   an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

          (2)   an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05    Statements Required in Certificate or Opinion.

        Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

          (1)   a statement that the Person making such certificate or opinion has read such covenant or condition;

          (2)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (3)   a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

          (4)   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06    Rules by Trustee and Agents.

        The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07    No Personal Liability of Directors, Officers, Employees and Stockholders.

        No past, present or future director, officer, employee, incorporator, stockholder, member, managing member, partner or agent of the Issuers or any Guarantor, in such capacity, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture or the Subsidiary Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08    Governing Law.

        THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09    No Adverse Interpretation of Other Agreements.

        This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10    Successors.

        All agreements of the Issuers in this Indenture and the Notes will bind their successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.03.

Section 13.11    Severability.

        In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12    Counterpart Originals.

        The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13    Table of Contents, Headings, etc.

        The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of February 11, 2005

WORLDSPAN, L.P.
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	General Counsel, Secretary and Senior Vice President Human Resources
WS FINANCING CORP.
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	General Counsel, Secretary and Senior Vice President Human Resources
WORLDSPAN IJET HOLDINGS, LLC
WORLDSPAN XOL LLC
WORLDSPAN BBN HOLDINGS, LLC
WORLDSPAN DIGITAL HOLDINGS, LLC
WORLDSPAN STOREMAKER HOLDINGS, LLC
WORLDSPAN VIATOR HOLDINGS, LLC
WORLDSPAN OPENTABLE HOLDINGS, LLC
WORLDSPAN SOUTH AMERICAN HOLDINGS LLC
WORLDSPAN S.A. HOLDINGS II, LLC
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	General Counsel, Secretary and Senior Vice President Human Resources
THE BANK OF NEW YORK TRUST COMPANY, N.A.
By:	/s/ BARBARA K. ROYAL
	Name:	Barbara K. Royal
	Title:	Asst. Vice President

Schedule I

SCHEDULE OF GUARANTORS

The following schedule lists each Guarantor under the Indenture as of the date of the Indenture:

Worldspan iJet Holdings, LLC

Worldspan XOL LLC

Worldspan BBN Holdings, LLC

Worldspan Digital Holdings, LLC

Worldspan StoreMaker Holdings, LLC

Worldspan Viator Holdings, LLC

Worldspan OpenTable Holdings, LLC

Worldspan South American Holdings LLC

Worldspan S.A. Holdings II, LLC

I-1

EXHIBIT A

[Face of Note]
CUSIP/CINS
[Series A] [Series B] Senior Second Lien Secured Floating Rate Notes due 2011
No. $

WORLDSPAN, L.P.

WS FINANCING CORP.

promises to pay to CEDE & CO.
or registered assigns,
the principal sum of
Dollars on February 15, 2011.
Interest Payment Dates: February 15, May 15, August 15 and November 15
Record Dates: February 1, May 1, August 1 and November 1
Dated: February 11, 2005
WORLDSPAN, L.P.
WS FINANCING CORP.
By:
Name:
Title:
By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:	Authorized Signatory

[Back of Note]
[Series A] [Series B] Senior Second Lien Secured Floating Rate Notes due 2011

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

        Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

        (1)    INTEREST.    Worldspan, L.P., a Delaware limited partnership (the "Company"), and WS Financing Corp., a Delaware corporation ("WS Financing"; together with the Company, the "Issuers"), promise to pay interest on the principal amount of this Note at a rate equal to the Applicable Eurodollar Rate (as defined in the Indenture) in effect from time to time per annum from February 11, 2005 until maturity and shall pay the Liquidated Damages, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Issuers will pay interest and Liquidated Damages, if any, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be May 15, 2005. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        (2)    METHOD OF PAYMENT.    The Issuers will pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the February 1, May 1, August 1 and November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Liquidated Damages, if any, and interest at the office or agency of the Issuers maintained for such purpose within or without the City and State of New York, or, at the option of the Issuers, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Liquidated Damages, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        (3)    PAYING AGENT, REGISTRAR AND COLLATERAL AGENT.    Initially, The Bank of New York Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent, Registrar and Collateral Agent. The Issuers may change any Paying Agent, Registrar or Collateral Agent without notice to any Holder. The Issuers or any of their Restricted Subsidiaries may act in any such capacity.

        (4)    INDENTURE.    The Issuers issued the Notes under an Indenture dated as of February 11, 2005 (the "Indenture") among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust

Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

        (5)    OPTIONAL REDEMPTION.

          (a)   Except as set forth in subparagraph (b) and (c) of this Paragraph 5, the Issuers will not have the option to redeem the Notes prior to August 15, 2006. Thereafter, the Issuers will have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2006	103.00%
2007	102.00%
2008	101.00%
2009 and thereafter	100.00%

          (b)   Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to August 15, 2006, the Issuers may on any one or more occasions redeem up to 100% of the aggregate principal amount of Notes (including any Additional Notes issued after the date of the Indenture) with the net proceeds of one or more Qualified Equity Offerings at a redemption price equal to 105% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date; provided that the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

          (c)   Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, if a Change of Control occurs at any time prior to August 15, 2006, the Issuers may, within 90 days after the consummation of the applicable Change of Control Offer, redeem all or part of the notes upon not less than 30 nor more than 60 days' prior notice mailed to each holder at a redemption price equal to 105% of the principal amount of Notes redeemed plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        (6)    MANDATORY REDEMPTION.

        The Issuers will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

        (7)    REPURCHASE AT OPTION OF HOLDER.

          (a)   If there is a Change of Control, the Issuers will be required to make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date (the "Change of Control Payment"). Within thirty days following any Change of Control, the Issuers will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

          (b)   If the Company or a Subsidiary consummates any Asset Sales, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will commence an offer to all Holders of Notes (an "Asset Sale Offer") pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

        (8)    NOTICE OF REDEMPTION.    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

        (9)    DENOMINATIONS, TRANSFER, EXCHANGE.    The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

        (10)    PERSONS DEEMED OWNERS.    The registered Holder of a Note may be treated as its owner for all purposes.

        (11)    AMENDMENT, SUPPLEMENT AND WAIVER.    Subject to certain exceptions, the Indenture, the Subsidiary Guarantees, the Security Documents or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees, the Security Documents or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Subsidiary Guarantees, the Security Documents or the Notes may be amended or supplemented to (i) cure any ambiguity, defect or inconsistency, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) provide for the assumption of the Issuers' or any Guarantor's obligations to Holders of the Notes in case of a merger or consolidation, (iv) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (v) comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (vi) provide for the Issuance of Additional Notes in accordance with the limitations set forth in the Indenture, (vii) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes, (viii) to conform the text of this Indenture, the Subsidiary Guarantees, the Security Documents or the Notes to any

provision of the section entitled "Description of the notes" contained in the Offering Memorandum to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of this Indenture, the Subsidiary Guarantees, the Security Documents or the Notes, (ix) to add any additional assets as Collateral, (x) to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the Indenture or (xi) to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture.

        (12)    DEFAULTS AND REMEDIES.    Events of Default include: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of principal of, or premium, if any, on the Notes, (iii) failure by the Company to comply with Section 5.01 of the Indenture; (iv) failure by the Company or any of its Subsidiaries for 30 days after notice from the Trustee or the Holders of 25% or more of the Notes then outstanding to comply with certain other agreements in the Indenture or the Notes; (v) failure by the Company or any of its Subsidiaries for 60 days after notice from the Trustee or the Holders of 25% or more of the Notes then outstanding to comply with any of the other agreements in the Indenture or any of the Security Documents, (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more, (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; (ix) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (x) unless all of the Collateral has been released from the Liens securing the Notes in accordance with the provisions of the Security Documents, the repudiation or disaffirmation by the Company or any Significant Subsidiary of the Company of its material obligations under the Security Documents or the determination in a judicial proceeding that the Liens of the Security Documents are unenforceable or invalid against the Company or any Significant Subsidiary of the Company party thereto for any reason, in each case, with respect to a material portion of the Collateral (which repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the trustee or the holders of at least 25% of the outstanding principal amount of the notes and demanding that such default be remedied). If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

        (13)    LIEN SUBORDINATION AND SHARING.    The Notes, the Subsidiary Guarantees and any Obligations with respect thereto are secured by Liens on a second priority basis upon the Collateral pursuant to certain Security Documents. Such Liens upon any and all Collateral are, to the extent and in the manner provided in the Intercreditor Agreement, subordinate in ranking to all present and future First Priority Liens and will be of equal ranking with all present and future Second Priority Claims, as set forth in Article 10 of the Indenture and the Intercreditor Agreement.

        (14)    TRUSTEE DEALINGS WITH ISSUERS.    The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or its Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

        (15)    NO RECOURSE AGAINST OTHERS.    A director, officer, employee, incorporator, affiliate, stockholder, member, managing member, partner or agent of the Issuers or any of the Guarantors, in such capacity, will not have any liability for any obligations of the Issuers or such Guarantor under the Notes, the Subsidiary Guarantees, the Security Documents or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        (16)    AUTHENTICATION.    This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        (17)    ABBREVIATIONS.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        (18)    ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES.    In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the A/B Exchange Registration Rights Agreement dated as of February 11, 2005, among the Issuers, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Issuers, the Guarantors and the other parties thereto, relating to rights given by the Issuers and the Guarantors to the purchasers of any Additional Notes (collectively, the "Registration Rights Agreement").

        (19)    CUSIP NUMBERS.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
Attention: General Counsel
Fax: (770) 563-7878

ASSIGNMENT FORM

        To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:	(Insert assignee's legal name)
(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.
Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:
*
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                        ☐ Section 4.15

        If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$
Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*:
*
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*
This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Issuers address block]

The Bank of New York Trust Company, N.A.
100 Ashford Center North
Suite 520
Atlanta, Georgia 30338
Attention: Corporate Trust Administration

        Re: Senior Second Lien Secured Floating Rate Notes due 2011

        Reference is hereby made to the Indenture, dated as of February 11, 2005 (the "Indenture"), among Worldspan, L.P. (the "Company") and WS Financing Corp. ("WS Financing"; together with the Company, the "Issuers"), as issuers, the Guarantors named on the signature pages thereto and The Bank of New York Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                            , (the "Transferor") owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                               in such Note[s] or interests (the "Transfer"), to                        (the "Transferee"), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

        1.    ☐    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.    The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a "qualified institutional buyer" within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

        2.    ☐    Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.    The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

        3.    ☐    Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.    The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

          (a) ☐    such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

        or

          (b) ☐    such Transfer is being effected to the Issuers or subsidiaries thereof;

        or

          (c) ☐    such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

        or

          (d) ☐    such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Definitive Notes and in the Indenture and the Securities Act.

        4.    ☐    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

          (a)    ☐    Check if Transfer is pursuant to Rule 144.    (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

          (b)    ☐    Check if Transfer is Pursuant to Regulation S.    (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

          (c)    ☐    Check if Transfer is Pursuant to Other Exemption.    (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

        This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]
By:

Name: Title:
Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.
The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

  (a)
  ☐    a beneficial interest in the:

  (i)
  ☐    144A Global Note (CUSIP            ), or

  (ii)
  ☐    Regulation S Global Note (CUSIP            ), or

  (iii)
  ☐    IAI Global Note (CUSIP            ); or

  (b)
  ☐    a Restricted Definitive Note.

2.
After the Transfer the Transferee will hold:

[CHECK ONE]

  (a)
  ☐    a beneficial interest in the:

  (i)
  ☐    144A Global Note (CUSIP            ), or

  (ii)
  ☐    Regulation S Global Note (CUSIP            ), or

  (iii)
  ☐    IAI Global Note (CUSIP            ); or

  (iv)
  ☐    Unrestricted Global Note (CUSIP            ); or

  (b)
  ☐    a Restricted Definitive Note; or

  (c)
  ☐    an Unrestricted Definitive Note,

          in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Issuers address block]

The Bank of New York Trust Company, N.A.
100 Ashford Center North
Suite 520
Atlanta, Georgia 30338
Attention: Corporate Trust Administration

  Re:
  Senior Second Lien Secured Floating Rate Notes due 2011

(CUSIP                        )

        Reference is hereby made to the Indenture, dated as of February 11, 2005 (the "Indenture"), among Worldspan, L.P. (the "Company") and WS Financing Corp. ("WS Financing"; together with the Company, the "Issuers") as issuers, the Guarantors named on the signature pages thereto and The Bank of New York Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                , (the "Owner") owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                  in such Note[s] or interests (the "Exchange"). In connection with the Exchange, the Owner hereby certifies that:

        1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

          (a) ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.    In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

          (b) ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.    In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

          (c) ☐    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.    In connection with the Owner's Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted

C-1

  Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

          (d) ☐    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.    In connection with the Owner's Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner's own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

        2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

          (a) ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.    In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner's own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

          (b) ☐    Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.    In connection with the Exchange of the Owner's Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner's own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

        This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]
By:

Name: Title:
Dated:

C-2

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

[Issuers address block]

The Bank of New York Trust Company, N.A.
100 Ashford Center North
Suite 520
Atlanta, Georgia 30338
Attention: Corporate Trust Administration

  Re:
  Senior Second Lien Secured Floating Rate Notes due 2011

        Reference is hereby made to the Indenture, dated as of February 11, 2005 (the "Indenture"), among Worldspan, L.P. (the "Company") and WS Financing Corp. ("WS Financing"; together with the Company, the "Issuers") as issuers, the Guarantors named on the signature pages thereto and The Bank of New York Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

        In connection with our proposed purchase of $                        aggregate principal amount of:

          (a) ☐    a beneficial interest in a Global Note, or

          (b) ☐    a Definitive Note,

        we confirm that:

        1.     We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the "Securities Act").

        2.     We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuers or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a "qualified institutional buyer" (as defined therein), (C) to an institutional "accredited investor" (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

        3.     We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

D-1

        4.     We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

        5.     We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional "accredited investor") as to each of which we exercise sole investment discretion.

        You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]
By:
Name:
Title:
Dated:

D-2

EXHIBIT E

[FORM OF NOTATION OF SUBSIDIARY GUARANTEE]

        For value received, each Guarantor (which term includes any successor Person under the Indenture) has jointly and severally, unconditionally guaranteed, to the extent set forth in (1) the Indenture, dated as of February 11, 2005, (the "Indenture"), among Worldspan, L.P. (the "Company"), WS Financing Corp. ("WS Financing"; together with the Company, the "Issuers"), the Guarantors listed on Schedule I thereto and The Bank of New York Trust Company, N.A., as trustee (the "Trustee") and (2) the Guarantee and Collateral Agreement, dated as of February 11, 2005 (the "Guarantee and Collateral Agreement"), by and among the Issuers, the Guarantors, Worldspan Technologies Inc. and WS Holdings LLC in favor or the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes, and subject to the provisions in the Indenture and the Guarantee and Collateral Agreement, the obligations under the Notes. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee, the Indenture and the Guarantee and Collateral Agreement are expressly set forth in Section 11 of the Indenture and in the Guarantee and Collateral Agreement and reference is hereby made to the Indenture and the Guarantee and Collateral Agreement for the precise terms of the Subsidiary Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

WORLDSPAN IJET HOLDINGS, LLC
WORLDSPAN XOL LLC
WORLDSPAN BBN HOLDINGS, LLC
WORLDSPAN DIGITAL HOLDINGS, LLC
WORLDSPAN STOREMAKER HOLDINGS, LLC
WORLDSPAN VIATOR HOLDINGS, LLC
WORLDSPAN OPENTABLE HOLDINGS, LLC
WORLDSPAN SOUTH AMERICAN HOLDINGS LLC
WORLDSPAN S.A. HOLDINGS II, LLC
By:	Name: Title:

E-1

Exhibit F

[FORM OF GUARANTEE AND COLLATERAL AGREEMENT]

GUARANTEE AND COLLATERAL AGREEMENT

made by

WORLDSPAN TECHNOLOGIES INC.,

WS HOLDINGS LLC,

WORLDSPAN, L.P.,

WS FINANCING CORP.

and certain of its Subsidiaries

in favor of

THE BANK OF NEW YORK TRUST COMPANY, N.A., as collateral agent

Dated as of February 11, 2005

TABLE OF CONTENTS

SECTION 1.	DEFINED TERMS

1.1.	Definitions
1.2.	Other Definitional Provisions

SECTION 2.	GUARANTEE

2.1.	Guarantee
2.2.	Rights of Reimbursement, Contribution and Subrogation
2.3.	Amendments, etc. with respect to the Noteholder Claims
2.4.	Guarantee Absolute and Unconditional
2.5.	Reinstatement
2.6.	Payments

SECTION 3.	PLEDGE OF SECURITIES; GRANT OF SECURITY INTEREST; CONTINUING LIABILITY UNDER COLLATERAL

3.1.	Pledge of Securities
3.2.	Delivery of the Pledged Collateral
3.3.	Grant of Grant Collateral
3.4.	Liability; Subordination

SECTION 4.	REPRESENTATIONS AND WARRANTIES

4.1.	Representations in Purchase Agreement
4.2.	Title; No Other Liens
4.3.	Perfected Liens
4.4.	Name; Jurisdiction of Organization, etc
4.5.	Inventory and Equipment
4.6.	Farm Products
4.7.	Pledged Collateral; Investment Property
4.8.	Receivables
4.9.	Contracts
4.10.	Intellectual Property
4.11.	Vehicles
4.12.	Letter of Credit Rights
4.13.	Commercial Tort Claims

SECTION 5.	COVENANTS

5.1.	Covenants in Indenture
5.2.	Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Deposit Accounts
5.3.	Maintenance of Insurance
5.4.	Payment of Taxes, etc
5.5.	Maintenance of Perfected Security Interest; Further Documentation
5.6.	Changes in Locations, Name, Jurisdiction of Incorporation, etc

5.7.	Notices
5.8.	Investment Property
5.9.	Receivables
5.10.	Contracts
5.11.	Intellectual Property
5.12.	Vehicles

SECTION 6.	REMEDIAL PROVISIONS

6.1.	Certain Matters Relating to Receivables
6.2.	Communications with Obligors; Grantors Remain Liable
6.3.	Pledged Securities
6.4.	Proceeds to be Turned Over To Collateral Agent
6.5.	Application of Proceeds
6.6.	Code and Other Remedies
6.7.	Registration Rights
6.8.	Waiver; Deficiency.

SECTION 7.	THE COLLATERAL AGENT

7.1.	Collateral Agent’s Appointment as Attorney-in-Fact, etc
7.2.	Duty of Collateral Agent
7.3.	Financing Statements
7.4.	Authority of Collateral Agent
7.5.	Appointment of Co-Collateral Agents
7.6.	Limitation on Duty of Collateral Agent in Respect of Collateral; Indemnification

SECTION 8.	MISCELLANEOUS

8.1.	Amendments in Writing
8.2.	Notices
8.3.	No Waiver by Course of Conduct; Cumulative Remedies
8.4.	Enforcement Expenses; Indemnification
8.5.	Successors and Assigns
8.6.	Set-Off
8.7.	Counterparts
8.8.	Severability
8.9.	Section Headings
8.10.	Integration
8.11.	GOVERNING LAW
8.12.	Submission to Jurisdiction; Waivers
8.13.	Acknowledgments
8.14.	Additional Grantors
8.15.	Releases
8.16.	WAIVER OF JURY TRIAL
8.17.	Incorporation by Reference
8.18.	Opinions and Approval of the Collateral Agent.

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of February 11, 2005, made by WORLDSPAN TECHNOLOGIES INC., a Delaware corporation (“WTI”), WS HOLDINGS LLC, a Delaware limited liability company (“LP”), WORLDSPAN, L.P., a Delaware limited partnership (the “Company”), WS FINANCING CORP., a Delaware corporation, (“Financing Corp.” and together with the Company, the “Issuers”), the Guarantors (as defined in the Indenture), in favor of THE BANK OF NEW YORK TRUST COMPANY, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Trustee (as defined below) and the Noteholders (as defined below) (collectively, the “Secured Parties”) pursuant to the Indenture, dated as of the date hereof (as from time to time amended, restated, supplemented or otherwise modified, the “Indenture”) by and among WTI, LP, the Issuers, the Guarantors and THE BANK OF NEW YORK TRUST COMPANY, N.A., as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers are a member of an affiliated group of companies that includes each other Grantor and Pledgor;

WHEREAS, pursuant to the Indenture, the Issuers intend to issue Senior Second Lien Secured Floating Rate Notes due 2011 (the “Notes”) and the Guarantors intend to guarantee payment of the Notes and Noteholder Claims; and

WHEREAS, the Grantors (as defined herein) and Pledgors (as defined herein) have agreed to grant a continuing Lien on the Grant Collateral (as defined herein) and Pledged Collateral (as defined herein), respectively, to secure the Noteholder Claims, and such Lien is intended to be a second priority lien on the Collateral junior in priority to the first priority Lien granted to the Administrative Agent under the Credit Guarantee and Collateral Agreement  (as defined below) and the Collateral Agent and the Administrative Agent under the Credit Guarantee and Collateral Agreement have agreed to enter into certain intercreditor arrangements in accordance with the Intercreditor Agreement (as defined herein);

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.   DEFINED TERMS

1.1.                              Definitions.                                  (a)  Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined:  Accounts, Account Debtor, Authenticate, Certificated Security, Chattel Paper, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Order, Equipment,

Farm Products, Financial Asset, Fixtures, Goods, Instruments, Inventory, Letter of Credit Rights, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b)                                 The following terms shall have the following meanings:

“Administrative Agent”: as defined in the Credit Guarantee and Collateral Agreement.

“Agreement”:  this Guarantee and Collateral Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Collateral”:  collectively, the Pledged Collateral and Grant Collateral.

“Collateral Account”:  any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.

“Contracts”:  all contracts and agreements between any Grantor and any other person, as the same may be amended, supplemented, replaced or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (iii) all rights of any Grantor to damages arising thereunder and (iv) all rights of any Grantor to terminate, and to perform and compel performance of, such Contracts and to exercise all remedies thereunder.

“Control Agreement”: each Control Agreement to be executed and delivered by each Note Party thereto as may be required by this Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Copyright Licenses”:  any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”:  (i) all domestic and foreign copyrights, whether or not the underlying works of authorship have been published, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations and applications for registration of any of the foregoing, and any renewals or extensions thereof, (ii) the rights to print, publish, import, and distribute any of the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof and (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto.

“Credit Agreement”: as defined in the Intercreditor Agreement.

“Credit Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated February 11, 2005, by WTI, LP, the Company and certain of the Company’s subsidiaries in favor of the Administrative Agent.

“Deposit Account”:  (i) all “deposit accounts” as defined in Article 9 of the UCC, (ii) all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts) and (iii) shall include, without limitation, all of the accounts listed on Schedule 2 hereto under the heading “Deposit Accounts” (as such schedule may be amended from time to time) together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Discharge of Lender Claims”: as defined in the Intercreditor Agreement.

“Excluded Assets”:  (i) any assets subject to purchase money security interests which prohibit Liens and any lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement  (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such purchase money security interest, lease, license, contract, property rights or agreement that does not result in any of the consequences specified above and (ii) any Capital Stock to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any affiliate of the Company (other than WTI or LP) due to the fact that such affiliate’s capital stock or other securities secure the Notes.

“Excluded Foreign Subsidiary Voting Stock” : the voting Capital Stock of any Excluded Foreign Subsidiary.

“Excluded Foreign Subsidiary”: means direct or indirect Subsidiary of WTI that is (x) incorporated or organized under laws of jurisdiction other than that of the United States of America and (y) not treated as a pass-through entity for United States federal income tax purposes.

“General Intangibles”:  all “general intangibles” as such term is defined in Section 9-102(a)(42) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Hedge Agreements and all contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (iii) all rights of such Grantor to damages arising thereunder, and (iv) all rights of such Grantor to terminate and to perform, compel performance and to exercise all remedies thereunder.

“Grant Collateral”:  as defined in Section 3.

“Grantors”:  collectively, the Issuers and Guarantors.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges, whether arising under United States law, relating to multinational or foreign laws or otherwise, relating to Copyrights, the Copyright Licenses, Patents, the Patent Licenses, Trademarks, the Trademark Licenses, the Trade Secret Licenses, unfair competition and false advertising matters and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

 “Intellectual Property Security Agreement”:  any Intellectual Property Security Agreement to be executed and delivered by the Grantors, each substantially in the form of Exhibit B-1 to this Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Intercompany Note”:  any promissory note evidencing loans made by any Grantor to any other Grantor or any of its Subsidiaries, including, without limitation, the Subordinated Intercompany Note.

“Intercreditor Agreement”:  that certain Intercreditor Agreement dated as of February 11, 2005, entered into by and between Lehman Commercial Paper Inc., WTI, LP and the Issuers, certain subsidiaries of the Issuers, The Bank of New York Trust Company, N.A., as trustee and collateral agent, the Collateral Agent and the other entities from time to time party thereto.

“Insurance”: shall mean:  (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Investment Property”:  the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts (other than any excluded Foreign Subsidiary Voting Stock excluded from definition of “Pledged Equity Interests”), (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuers”:  the collective reference to each issuer of a Pledged Security.

“Lender Liens”: as defined in the Intercreditor Agreement.

“Material Adverse Effect”:  as defined in the Credit Agreement.

“New York UCC”:  the Uniform Commercial Code as from time to time in effect in the State of New York.

“Noteholder”: as defined in the Intercreditor Agreement.

“Noteholder Claims”:  as defined in the Intercreditor Agreement.

“Noteholder Documents”:  as defined in the Intercreditor Agreement.

 “Obligations”:  as defined in the Intercreditor Agreement.

“Patent License”:  all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Patents”:  (i) all domestic and foreign patents, patent applications and patentable inventions, all certificates of invention or similar property rights (ii) all inventions and improvements described and claimed in the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto and (v) all improvements thereon and reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof.

“Pledged Alternative Equity Interests”: shall mean all interests of any Pledgor in participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests and Pledged Trust Interests.

“Pledged Collateral”:  as defined in Section 3(a) hereof.

“Pledged Commodity Contracts”:  all commodity contracts listed on Schedule 2 (as such Schedule may be amended from time to time) and all other commodity contracts to which any Grantor is party from time to time.

“Pledged Debt Securities”:  all debt securities now owned or hereafter acquired by any Pledgor, including, without limitation, the debt securities listed on Schedule 2, (as such Schedule may be amended from time to time) together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Pledgor while this Agreement is in effect.

“Pledged Equity Interests”: shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests.

“Pledged LLC Interests”: shall mean all interests of any Pledgor now owned or hereafter acquired in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” (as such schedule may be amended from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Pledgor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Partnership Interests”: shall mean all interests of any Pledgor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” (as such schedule may be amended from time to time) and the certificates, if any, representing such partnership interests and any interest of such Pledgor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Stock”: shall mean all shares of capital stock now owned or hereafter acquired by such Pledgor, including, without limitation, all shares of capital stock described on Schedule 2 hereto under the heading “Pledged Stock” (as such schedule may be amended from time to time), and the certificates, if any, representing such shares and any interest of such Pledgor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall more than 65% of the total outstanding Excluded Foreign Subsidiary Voting Stock be required to be pledged hereunder.

“Pledged Trust Interests”: shall mean all interests of any Pledgor now owned or hereafter acquired in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 2 hereto under the heading “Pledged Trust Interests” (as such schedule may be amended from time to time) and the certificates, if any, representing such trust interests and any interest of such Pledgor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Notes”:  all promissory notes now owned or hereafter acquired by any Pledgor including, without limitation, those listed on Schedule 2 (as such Schedule may be amended from time to time), all Intercompany Notes at any time issued to any Pledgor.

“Pledged Securities”:  the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests; provided, however, that “Pledge Securities” held by WTI and LP shall refer solely to partnership interests of the Company.

“Pledged Security Entitlements”:  all security entitlements with respect to the financial assets listed on Schedule 2 (as such Schedule may be amended from time to time) and all other security entitlements of any Grantor.

“Pledgors”: collectively, WTI, LP, the Issuers and the Guarantors.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

 “Receivable”:  all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.  References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Securities Act”:  the Securities Act of 1933, as amended.

“Security Documents”:  the collective reference to this Agreement, the Intellectual Property Security Agreements, the Intercreditor Agreement, the Control Agreements, mortgages and all other pledge and/or security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any Property of any

Person to secure the Noteholder Claims and any obligations and liabilities of any Note Party under any Noteholder Document.

“Securities Issuers”:  the collective reference to each issuer of a Pledged Security.

“Subordinated Intercompany Note”:  the Subordinated Intercompany Note to be executed and delivered by WTI, LP, the Issuers and each of its Subsidiaries, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Subsidiary”:  As defined in the Indenture.

“Trademark License”:  any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Trademarks”:  (i) all domestic and foreign trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, including, without limitation, each registration and application identified in Schedule 6, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Trademark Licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trade Secret License”:  any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trade Secret, including, without limitation, any of the foregoing referred to in Schedule 6.

“Trade Secrets”:  (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments arising out of the sale, lease, license, assignment or other disposition thereof, and damages and payments for past, present or future infringements thereof), and (iv) all other rights of any kind whatsoever of any Grantor accruing thereunder or pertaining thereto.

“Vehicles”:  all cars, trucks, trailers, construction and earth moving equipment and other Equipment of any nature covered by a certificate of title law of any jurisdiction and all tires and other appurtenances to any of the foregoing.

1.2.                              Other Definitional Provisions.                                  (a)   The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor or Pledgor, as applicable, shall refer to such Collateral of such Grantor or Pledgor or the relevant part thereof.

(d)                                 The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Noteholder Claims shall mean the unconditional, final and irrevocable payment in full, in immediately available funds, of all of the Noteholder Claims.

(e)                                  Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

SECTION 2.   GUARANTEE

2.1.                              Guarantee.                                       (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Issuers when due (whether at the stated maturity, by acceleration or otherwise) of the Noteholder Claims.

(b)                                 If and to the extent required in order for the Obligations of any Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under Section 2.2.  Each Guarantor acknowledges and agrees that, to the extent not prohibited by applicable law, (i) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right under such laws to reduce, or request any judicial relief that has the effect of reducing, the amount of its liability under this Agreement, (ii) such

Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right to enforce the limitation set forth in this Section 2.1(b) or to reduce, or request judicial relief reducing, the amount of its liability under this Agreement, and (iii) the limitation set forth in this Section 2.1(b) may be enforced only to the extent required under such laws in order for the obligations of such Guarantor under this Agreement to be enforceable under such laws and only by or for the benefit of a creditor, representative of creditors or bankruptcy trustee of such Guarantor or other Person entitled, under such laws, to enforce the provisions thereof.

(c)                                  Each Guarantor agrees that Noteholder Claims may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.1(b) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

(d)                                 The guarantee contained in this Section 2 shall remain in full force and effect until payment in full of the Noteholder Claims, notwithstanding that from time to time during the term of the Indenture, the Issuers may be free from any Noteholder Claims.

(e)                                  No payment made by the Issuers, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Issuers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Noteholder Claims shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Noteholder Claims or any payment received or collected from such Guarantor in respect of the Noteholder Claims), remain liable for the Noteholder Claims up to the maximum liability of such Guarantor hereunder until the Noteholder Claims are paid in full.

2.2.                              Rights of Reimbursement, Contribution and Subrogation.  In case any payment is made on account of the Obligations by any Guarantor or is received or collected on account of the Obligations from any Guarantor or its property:

(a)                                  If such payment is made by the Issuers or from their property, then, if and to the extent such payment is made on account of the Noteholder Claims, the Issuers shall not be entitled (A) to demand or enforce reimbursement or contribution in respect of such payment from any other Guarantor or (B) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Guarantor or its property.

(b)                                 If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of the Noteholder Claims, (A) to demand and enforce reimbursement for the full amount of such payment from the Issuers and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by the court.

(c)                                  If and whenever (after payment in full of the Noteholder Claims) any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor under Section 2.2(b), such Guarantor shall be entitled, subject to and upon payment in full of the Noteholder Claims, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this Section 2.2) to any security interest that may then be held by the Collateral Agent upon any Collateral granted to it in this Agreement.  Such right of subrogation shall be enforceable solely against the Guarantors, and not against the Secured Parties, and neither the Collateral Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation.  If subrogation is demanded by any Guarantor, then (after payment in full of the Noteholder Claims) the Collateral Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument satisfactory to the Collateral Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Collateral Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Collateral Agent.

(d)                                 All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Noteholder Claims made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Noteholder Claims.  Until payment in full of the Noteholder Claims, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim.  If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Collateral Agent, for application to the payment of the Noteholder Claims.  If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Collateral Agent, in the exact form received and, if necessary, duly endorsed.

(e)                                  The obligations of the Guarantors under the Note Documents, including their liability for the Noteholder Claims and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2.  The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property.  The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(f)                                    Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but (i) the exercise and enforcement of such rights shall be subject to Section 2.2(d) and (ii) neither the Collateral Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right, except as provided in Section 2.2(c).

2.3.                              Amendments, etc. with respect to the Noteholder Claims.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Noteholder Claims made by any Secured Party may be rescinded by such Secured Party and any of the Noteholder Claims continued, and the Noteholder Claims, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Indenture and the other Note Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Noteholder Claims may be sold, exchanged, waived, surrendered or released.  No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Noteholder Claims or for the guarantee contained in this Section 2 or any property subject thereto.

2.4.                              Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Noteholder Claims and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Noteholder Claims, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Issuers and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Issuers or any of the Guarantors with respect to the Noteholder Claims.  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Indenture or any other Note Document, any of the Noteholder Claims or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by the Issuers or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Issuers or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Issuers for the Noteholder Claims, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance.

When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Issuers, any other Guarantor or any other Person or against any collateral security or guarantee for the Noteholder Claims or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Issuers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Issuers, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.5.                              Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Noteholder Claims is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Issuers or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.6.                              Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars in immediately available funds at the office of the Trustee in accordance with the Indenture.

SECTION 3.   PLEDGE OF SECURITIES; GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY UNDER COLLATERAL

3.1.                              Pledge of Securities.  As security for the payment or performance, as the case may be, in full of the Noteholder Claims, each Pledgor hereby assigns and pledges to the Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) Pledged Securities; (b) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clause (a) above; (c) all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a) and (b) above; and (d) all proceeds of any of the foregoing (the items referred to in clauses (a) through (d) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

3.2.                              Delivery of the Pledged Collateral.           (a)  Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, any and all Certificated Securities and Instruments representing or evidencing any Pledged Collateral; provided, however, that until a Discharge of Lender Claims the foregoing requirements shall be satisfied by delivery of such Certificated Securities and Instruments to the Administrative Agent as bailee for the Collateral Agent.

(b)                                 Upon delivery to the Collateral Agent (or the Administrative Agent), (i) any Certificated Securities and Instruments representing or evidencing any Pledged Collateral required to be delivered pursuant to the foregoing paragraph (a) of this Section 3.2 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as necessary or as the Collateral Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as necessary or as the Collateral Agent may reasonably request, subject to the Intercreditor Agreement.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule 2 and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

3.3.                              Grant of Grant Collateral.  Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the personal property of such Grantor including, without limitation, the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Grant Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Noteholder Claims:

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

(iii)                               all Contracts;

(iv)                              all Deposit Accounts;

(v)                                 all Documents;

(vi)                              all Equipment;

(vii)                           all General Intangibles;

(viii)                        all Instruments;

(ix)                                Insurance

(x)                                   all Intellectual Property;

(xi)                                all Inventory;

(xii)                             all Investment Property (other than Pledged Collateral);

(xiii)                          all Letter of Credit Rights;

(xiv)                         all Money;

(xv)                            all Vehicles;

(xvi)                         all Goods not otherwise described above;

(xvii)                      any Collateral Account;

(xviii)                   all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xix)                           to the extent not otherwise included, all other property of the Grantor and all Proceeds and products accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, none of the Excluded Assets shall constitute Collateral.

3.4.                              Liability; Subordination.               (a)  Notwithstanding anything herein to the contrary, (i) each Grantor and Pledgor, shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor and Pledgor, shall remain liable under and each of the agreements included in the Collateral, including, without limitation, any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables, any Contracts, Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor or Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral.

(b)                                 Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to Section 3 shall, prior to the discharge of Lender Claims (as defined in the Intercreditor Agreement), be subject and subordinate to the Liens granted on the Collateral securing the Lender Claims.  All other rights and remedies of the Collateral Agent and the other Secured Parties are further subject to the intercreditor and subordination provisions of the Intercreditor Agreement.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

Each Grantor or Pledgor, as applicable hereby represents and warrants to the Secured Parties that:

4.1.                              Representations in Purchase Agreement.  In the case of each Guarantor, the representations and warranties set forth in Section 2 of the Purchase Agreement as they relate to such Guarantor or to the Note Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to WTI, LP’s or the Issuers’ knowledge shall, for the purposes of this Section 4.l, be deemed to be a reference to such Guarantor’s knowledge.

4.2.                              Title; No Other Liens.  Such Grantor or Pledgor, as the case may be, owns each item of the Grant Collateral or Pledged Collateral, respectively, free and clear of any and all Liens or claims, including, without limitation, liens arising as a result of such Grantor or Pledgor becoming bound (as a result of merger or otherwise) as Grantor or Pledgor under a security agreement entered into by another Person, except for Lender Liens and Liens permitted by Section 4.12 of the Indenture.  No financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement, Lender Liens or Liens permitted by Section 4.12 of the Indenture.

4.3.                              Perfected Liens.  (a) The security interests granted pursuant to this Agreement (i)  upon completion of the filings and other actions specified on Schedule 3 (all of which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in duly completed and duly executed form, as applicable, and may be filed by the Collateral Agent at any time) and payment of all filing fees, will constitute valid fully perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the Noteholder Claims, enforceable in accordance with the terms hereof and (ii) are prior to all other Liens on the Collateral except for Lender Liens or Liens permitted by Section 4.12 of the Indenture.  Without limiting the foregoing, subject to the Intercreditor Agreement, each Grantor or Pledgor has taken all actions necessary or reasonably desirable, including without limitation those specified in

Section 5.2 to:  (i) establish the Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Property or Pledged Collateral constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts (each as defined in the UCC), (ii) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts, (iii) establish the Collateral Agent’s “control” (within the meaning of Section 9-107 of the UCC) over all Letter of Credit Rights, (iv) establish the Collateral Agent’s control (within the meaning of Section 9-105 of the UCC) over all Electronic Chattel Paper and (v) establish the Collateral Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transaction Act as in effect in the applicable jurisdiction “UETA”) over all “transferable records” (as defined in UETA).

4.4.                              Name; Jurisdiction of Organization, etc.  On the date hereof, such Pledgor’s or Grantor’s exact legal name (as indicated on the public record of such Pledgor’s or Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational i.d. number, if any, and the location of such Pledgor’s or Grantor’s chief executive office or sole place of business are specified on Schedule 4.  Each Grantor or Pledgor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.  Except as otherwise indicated on Schedule 4, the jurisdiction of each such Pledgor’s or Grantor’s organization of formation is required to maintain a public record showing the Grantor or Pledgor to have been organized or formed.  Except as specified on Schedule 4, or, after the Closing Date, except as to which such Grantor or Pledgor has complied with the provisions of Section 5.6 with respect thereto, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate or other organizational structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as Grantor or Pledgor under a security agreement entered into by another Person, which has not heretofore been terminated.

4.5.                              Inventory and Equipment.     (a)  On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5 (or, to the extent set forth on such schedule, the locations owned or leased by certain customers of the Issuers).

(b)                                 any Inventory now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended; and

(c)                                  none of the Inventory or Equipment is in the possession of any bailee or warehouseman or any other Person (other than Persons holding Lender Liens in accordance with the Intercreditor Agreement or Liens permitted by Section 4.12 of the Indenture) who has issued a negotiable document (as defined in Section 7-104 of the UCC) therefore.

4.6.                              Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7.                              Pledged Collateral; Investment Property.  (a)  Schedule 2 hereto (as such schedule may be amended from time to time) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Pledgor, and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule.  Schedule 2 hereto (as such schedule may be amended from time to time) sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Pledgor and all of such Pledged Debt Securities and Pledged Notes owned by any Pledgor have been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms and is not in default and constitutes all of the issued and outstanding inter-company indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Pledgor.  Schedule 2 hereto (as such schedule may be amended from time to time) sets forth under the headings “Securities Accounts,”  “Commodities Accounts,” and “Deposit Accounts” respectively, all of the Securities Accounts, Commodities Accounts and Deposit Accounts in which each Grantor has an interest.  Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account or any securities, commodities or other property credited thereto.

(b)                                 The shares of Pledged Equity Interests pledged by such Pledgor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Securities Issuer owned by such Pledgor or, in the case of Excluded Foreign Subsidiary Voting Stock, 65% of the outstanding Voting Stock of each relevant Securities Issuer.

(c)                                  All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.

(d)                                 None of the uncertificated Pledged LLC Interests or Pledged Partnership Interests are or represent interests in issuers that are: (a) registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the uniform commercial code of any jurisdiction.

(e)                                  None of the certificated Pledged LLC Interests or Pledged Partnership Interests are or represent interests in issuers that are: (a) registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the uniform commercial code of any jurisdiction except for the Pledged Partnership Interests representing the Issuers and the Pledged LLC Interests representing LP.

(f)                                    Such Grantor or Pledgor is the record and beneficial owner of, and has good and marketable title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Lender Liens and Liens permitted by Section 4.12 of the Indenture, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

(g)                                 With respect to Investment Property with a fair market value in excess of $500,000, each Securities Issuer thereof that is not a Grantor or Pledgor hereunder has executed and delivered to the Collateral Agent an Acknowledgment and Agreement, in substantially the form of Exhibit A, to the pledge of the Pledged Securities pursuant to this Agreement.

4.8.                              Receivables.                             (a)  No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Administrative Agent or the Collateral Agent or constitutes Electronic Chattel Paper that has not been subjected to the control (within the meaning of Section 9-105 of the UCC) of the Administrative Agent or the Collateral Agent.

(b)                                 None of the obligors on any Receivables is a Governmental Authority.

(c)                                  Each Receivable (i) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is and will be enforceable in accordance with its terms, (iii) is not and will not be subject to any setoffs, defenses, taxes or counterclaims (except with respect to allowances and usage rebates in the ordinary course of business and pursuant to the FASAS) and (iv) is and will be in compliance with all applicable laws and regulations; except with respect to clauses (i) and (ii) only, for immaterial receivables and receivables for which reserves have been established in accordance with GAAP.

4.9.                              Contracts.                                         (a)  No Contract prohibits assignment or requires or purports to require, consent of any party (other than such Grantor or as required by the Intercreditor Agreement) to any Contract in connection with the execution, delivery and performance of this Agreement including, without limitation, the exercise of remedies by the Collateral Agent with respect to such Contract.

(b)                                 Each Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)                                  Neither such Grantor nor (to the best of such Grantor’s knowledge) any of the other parties to the Contracts is in default in the performance or observance of any of the terms thereof in any manner that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)                                 The right, title and interest of such Grantor in, to and under the Contracts are not subject to any defenses, offsets, counterclaims or claims that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)                                  Such Grantor has delivered to the Collateral Agent a complete and correct copy of each Contract, including all amendments, supplements and other modifications thereto required to be delivered pursuant to the Indenture.

(f)                                    No amount payable to such Grantor under or in connection with any Contract is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Administrative Agent or the Collateral Agent or constitutes Electronic Chattel Paper that is not under the control of the Administrative Agent or the Collateral Agent, subject to the Intercreditor Agreement.

(g)                                 None of the parties to any Contract is a Governmental Authority.

4.10.                        Intellectual Property.                                 (a)  Schedule 6 contains a list of all Patents, Trademarks, Copyrights (including, without limitation, computer software programs, in source or object form, and related documentation), which are either material to the business of such Grantor or its subsidiaries or the subject of registrations or applications for registration and owned by such Grantor on the date hereof and all Patent Licenses, Trademark Licenses and Copyright Licenses owned by such Grantor in its own name on the date hereof.  Except as set forth in Schedule 6, such Grantor is the exclusive owner of the entire right, title and interest in and to such Grantor-owned Intellectual Property or is otherwise entitled to use such Intellectual Property in such Grantor’s business, subject to the license terms of the licensing or franchise agreements referred to in paragraph (c) below.

(b)                                 On the date hereof, all registrations and applications for registration of Intellectual Property are valid, subsisting, unexpired and enforceable (except such registrations and applications of immaterial Intellectual Property), have not been abandoned and neither the operation of such Grantor’s business as currently conducted or as contemplated to be conducted nor the use of Intellectual Property in connection therewith infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any other Person.

(c)                                  Schedule 6 lists, as of the date hereof, the licensing, franchise or other agreements (i) pertaining to any third party Patents, Trademarks and Copyrights used by a Grantor in the conduct of its business, or (ii) by which any Grantor licenses or otherwise authorizes a third party to use any of the Intellectual Property owned by such Grantor.

(d)                                 No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity or enforceability of, or such Grantor’s rights in, any Intellectual Property the invalidity or unenforceability of which could reasonably be expected to have a Material Adverse Effect.  Such Grantor has no knowledge of any uses of any item of Intellectual Property material to such Grantor’s business that could reasonably be expected to lead to such item becoming invalid or unenforceable including, without limitation, unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with Trademarks and Trademark Licenses.

(e)                                  Except as set forth on Schedule 6, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property owned by such Grantor or contesting such

Grantor’s ownership interest therein, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any Patent, Trademark, Copyright, or any other Intellectual Property right of any third party, (iii) alleging that any material Intellectual Property is being licensed, sublicensed or used in violation of any patent, trademark, copyright or any other Intellectual Property right of any third party, or (iv) which, if adversely determined as to such Intellectual Property owned by such Grantor, would have a Material Adverse Effect.  Except as set forth in Schedule 6 hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any person with respect to any part of the Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property.

(f)                                    With respect to each Copyright License, Trademark License and Patent License:  (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license; (ii) such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interests granted herein, nor will the grant of such rights and interests constitute a breach or default under such license or otherwise give the licensor or licensee a right to terminate such license where such breach, default or termination could reasonably be expected to result in a Material Adverse Effect; (iii) such Grantor has not received any notice of termination or cancellation under such license; (iv) such Grantor has not received any notice of a breach or default under such license, which breach or default has not been cured, and (v) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license where such breach, default or termination could reasonably be expected to result in a Material Adverse Effect.

(g)                                 Except as set forth in Schedule 6, such Grantor has performed all acts and has paid all required fees and taxes to maintain each and every item of material Intellectual Property owned by such Grantor in full force and effect and to protect and maintain its interest therein.  Such Grantor has used proper statutory notice in connection with its use of each material Patent, Trademark and Copyright included in the Intellectual Property.

(h)                                 Such Grantor has made all filings and recordations necessary to adequately protect its interest in its Intellectual Property including, without limitation, recordation of its interests in the Patents and Trademarks with the United States Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the United States Copyright Office and in corresponding national and international copyright offices.

(i)                                     Such Grantor has taken commercially reasonable steps consistent with past practice to use consistent standards of quality in the manufacture, distribution and sale of all products sold and provision of all services provided under or in connection with any item of Intellectual Property owned by such Grantor and has taken commercially reasonable steps to ensure that all licensed users of any kind of Intellectual Property owned by such Grantor use such consistent standards of quality.

(j)                                     No Grantor is subject to any settlement or consents, judgment, injunction, order, decree, covenants not to sue, non-assertion assurances or releases that would impair the validity or enforceability of, or such Grantor’s rights to use in such Grantor’s business, any Intellectual Property owned by such Grantor.

4.11.                        Vehicles.  Except as disclosed on Schedule 7, as of the Closing Date, no Grantor owns any Vehicles.

4.12.                        Letter of Credit Rights.  As of the Closing Date, no Grantor is a beneficiary or assignee under any letter of credit and, each Grantor agrees that if it becomes the beneficiary or assignee under any letter of credit it will, following any Discharge of Lender Claims, instruct all issuers and nominal persons under such letters of credit in which such Grantor is the beneficiary or assignee to make all payments thereunder to the Collateral Account.

4.13.                        Commercial Tort Claims.  As of the Closing Date, no Grantor has any commercial tort claims and, thereafter, no Grantor has any commercial tort claims as to which such Grantor has not given the Collateral Agent notice thereof.

SECTION 5.   COVENANTS

Each Grantor and Pledgor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Noteholder Claims shall have been paid in full:

5.1.                              Covenants in Indenture.  Each Grantor, Pledgor and Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor, Pledgor or Guarantor or any of its Subsidiaries.

5.2.                              Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Deposit Accounts.  (a)  If any of the Collateral is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Documents or Tangible Chattel Paper shall be immediately delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement; provided, however, that until a Discharge of Lender Claims the foregoing requirement shall be satisfied by delivery of such Instrument, Certificated Securities, Negotiable Documents or Tangible Chattel paper to the Administrative Agent as bailee for the Collateral Agent.

(b)                                 If any of the Collateral is or shall become “Electronic Chattel Paper” such Grantor shall ensure that, after any Discharge of Lender Claims, (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) that such authoritative copy identifies the Collateral Agent as the assignee and is communicated to and maintained by the Collateral Agent or its designee, (iii) that copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Collateral Agent, (iv) that each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(c)                                  If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, after any Discharge of Lender Claims, such Grantor shall cause the Securities Issuer thereof either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Collateral Agent that such Securities Issuer will comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit C or such other form as may be reasonably acceptable to the Collateral Agent.

(d)                                 Each Grantor shall maintain Securities Entitlements, Securities Accounts and Deposit Accounts only with financial institutions that have agreed to comply with entitlement orders and instructions issued or originated by the Collateral Agent without further consent of such Grantor, such agreement to be substantially in the form of Exhibit D or such other form as may be reasonably acceptable to the Collateral Agent.

(e)                                  If any of the Collateral is or shall become evidenced or represented by a Commodity Contract, after any Discharge of Lender Claims, such Grantor shall cause the Commodity Intermediary with respect to such Commodity Contract to agree in writing with such Grantor and the Collateral Agent that such Commodity Intermediary will apply any value distributed on account of such Commodity Contract as directed by the Collateral Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit E or such other form as may be reasonably acceptable to the Collateral Agent.

(f)                                    In addition to and not in lieu of the foregoing, if any Securities Issuer of any Investment Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Pledgor shall, at the request of the Collateral Agent, take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records, as may be necessary or advisable or as may be reasonably requested by the Collateral Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent.

5.3.                              Maintenance of Insurance.  Such Grantor will maintain, with financially sound and reputable insurance companies, insurance on all its property (including, without limitation, all Inventory, Equipment and Vehicles) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Collateral Agent with copies for each Secured Party, upon written request, full information as to the insurance carried; provided that in any event such Grantor will maintain, (i) property and casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake and loss by fire, explosion and theft and such other risks and hazards as are covered by a standard extended coverage insurance policy), covering the repair or replacement cost of all such property and consequential loss coverage for business interruption and extra expense (which shall include construction expenses and such other business interruption expenses as are otherwise generally available to similar businesses) and (ii) public liability insurance.  All such insurance with respect to such

Grantor shall be provided by insurers or reinsurers which (x) in the case of United States insurers and reinsurers, have an A.M. Best policyholders rating of not less than A- with respect to primary insurance and B+ with respect to excess insurance and (y) in the case of non-United States insurers or reinsurers, the providers of at least 80% of such insurance have either an ISI policyholders rating of not less than A, an A.M. Best policyholders rating of not less than A- or a surplus of not less than $500,000,000 with respect to primary insurance, and an ISI policyholders rating of not less than BBB with respect to excess insurance, or, if the relevant insurance is not available from such insurers, such other insurers as the Collateral Agent may approve in writing.  All insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) if reasonably requested by the Collateral Agent, include a breach of warranty clause, (iii) if applicable, contain a “Replacement Cost Endorsement” with a waiver of depreciation and a waiver of subrogation against any Secured Party, (iv) if applicable, contain a standard noncontributory loss payable clause naming the Collateral Agent (and/or such other party as may be designated by the Collateral Agent) as the party to which all payments made by such insurance company shall be paid (other than with respect to leased equipment) (v) if requested by the Collateral Agent, contain endorsements providing that none of such Grantor, its Subsidiaries, any Secured Party or any other Person shall be a co-insurer under such insurance policies, and (vi) be reasonably satisfactory in all other respects to the Collateral Agent.  Each Secured Party shall be named as additional insured on all such liability insurance policies of such Grantor and the Collateral Agent shall be named as loss payee on all property and casualty insurance policies (other than workers’ compensation policies) of such Grantor.

(b)                                 Such Grantor will deliver to the Collateral Agent on behalf of the Secured Parties, (i) on the Closing Date, a certificate dated such date showing the amount and types of insurance coverage as of such date, (ii) upon request of any Secured Party from time to time, full information as to the insurance carried, (iii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Closing Date, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by such Grantor, and (v) promptly after such information is available to such Grantor, full information as to any claim for an amount in excess of $2,500,000 with respect to any property and casualty insurance policy maintained by such Grantor.

(c)                                  The Issuers shall deliver to the Collateral Agent a report of a reputable insurance broker with respect to such insurance substantially concurrently with the delivery by the Issuers to the Collateral Agent of its audited financial statements for each fiscal year and any supplemental reports with respect thereto as the Collateral Agent may from time to time reasonably request.

5.4.                              Payment of Taxes, etc.  Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

5.5.                              Maintenance of Perfected Security Interest; Further Documentation.  (a)  Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)                                 Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and any such other reports in connection with the assets and property of such Grantor as the Collateral Agent may reasonably request, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as necessary or as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a Control Agreement in the form attached hereto as Exhibit D or such other form as may be reasonably acceptable to the Collateral Agent, in each case, subject to the Intercreditor Agreement.

5.6.                              Changes in Locations, Name, Jurisdiction of Incorporation, etc.  Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of duly authorized and, where required, executed copies of (a) all additional financing statements and other documents necessary or reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment (other than mobile goods) shall be kept:

(i)                                     permit any of the Inventory or Equipment (other than mobile goods) to be kept at a location other than those listed on Schedule 5;

(ii)                                  without limiting the prohibitions on mergers involving the Grantors contained in the Indenture, change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.4; or

(iii)                               change its legal name, identity or structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.

5.7.                              Notices.  Such Grantor will advise the Collateral Agent promptly, in reasonable detail, of:

(a)                                  any Lien (other than Lender Liens and any Lien permitted by Section 4.12 of the Indenture) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b)                                 of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.8.                              Investment Property.  (a)  If such Grantor or Pledgor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock or other Pledged Equity Interest of any Securities Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Securities, or otherwise in respect thereof, such Grantor or Pledgor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and subject to the provisions of the Intercreditor Agreement, deliver the same forthwith to the Collateral Agent in the exact form received, duly endorsed by such Grantor or Pledgor to the Collateral Agent, together with an undated stock power covering such certificate duly executed in blank by such Grantor or Pledgor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Noteholder Claims.  Subject to the Intercreditor Agreement, any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Securities Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Noteholder Claims, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Securities Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent and subject to Lender Liens and Liens permitted by Section 4.12 of the Indenture, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Noteholder Claims.  If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor or Pledgor, such Grantor or Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor or Pledgor, as additional collateral security for the Noteholder Claims.

(b)                                 Without the prior written consent of the Collateral Agent, such Grantor or Pledgor will not (i) vote to enable, or take any other action to permit, any Securities Issuer to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of any Securities Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction expressly permitted by the Indenture), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Liens permitted by Section 4.12 of the Indenture, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or Pledgor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein, except with respect to such Grantor or Pledgor only, pursuant to Indebtedness under the Credit Agreement or WTI Notes (as defined in the Credit Agreement) or (v) without the prior written consent of the Collateral Agent, cause or permit any Securities Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any Securities Issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (v), such Grantor or Pledgor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof, in each case, subject to the provisions of the Intercreditor Agreement.

(c)                                  In the case of each Grantor or Pledgor which is a Securities Issuer, such Securities Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Securities issued by it.  In addition, each Grantor or Pledgor which is either a Securities Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Security to the Collateral Agent or its nominee following an Event of Default which is continuing and to the substitution of the Collateral Agent or its nominee as a partner, member or shareholder of the Securities Issuer of the related Pledged Security.

5.9.                              Receivables.  (a)  Other than in the ordinary course of business consistent with its past practice and so long as no Event of Default shall have occurred and be continuing, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable (except pursuant to the FASAs) or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b)                                 Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables, except where it is contesting, in good faith, such obligations.

(c)                                  Each Grantor shall perform and comply in all material respects with all of its obligations with respect to the Receivables.

5.10.                        Contracts.  (a)  Such Grantor will perform and comply in all material respects with all its obligations under the Contracts.

(b)                                 Such Grantor will not amend, modify, terminate, waive or fail to enforce any provision of any Contract in any manner which could reasonably be expected to materially adversely affect the interests of any Secured Party.

(c)                                  Concurrently with the delivery of financial statements referred to in Section 4.03 of the Indenture, such Grantor will deliver to the Collateral Agent a list of all new material contracts entered into after the date hereof which such Grantor expects to generate revenue in excess of $25,000,000 per fiscal year.

5.11.                        Intellectual Property.  (a)  Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark in its business in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark and take all commercially reasonable steps to ensure that all licensed users of any such Trademark owned by such Grantor is maintained as in the past such quality, (iii) use such Grantor-owned Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Grantor-owned Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall be provided with a perfected security interest (subject to the Intercreditor Agreement) in such Grantor-owned Trademark pursuant to this Agreement and the Intellectual Property Security Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Grantor-owned Trademark may become invalidated or impaired in any way.

(b)                                 Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c)                                  Such Grantor (either itself or through licensees) (i) will employ each material Copyright owned by such Grantor and deemed by such Grantor to be reasonably necessary to the conduct of such Grantor’s business and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such Copyrights may become invalidated or otherwise impaired.  Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the material Copyrights owned by such Grantor may fall into the public domain.

(d)                                 Such Grantor (either itself or through licensees) will not do any act that uses any material Intellectual Property owned by such Grantor to infringe the intellectual property rights of any other Person.

(e)                                  Such Grantor (either itself or through licensees) will use proper statutory notice in connection with the use of each material Patent, Trademark and Copyright included in the Intellectual Property.

(f)                                    Such Grantor will notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same.

(g)                                 If, during the term hereof, a Grantor acquires or creates any Copyright, Patent or Trademark that is material to the business of Grantor, and such Grantor determines to apply for letters Patent or registration thereof with the United States Copyright Office, the United States Patent and Trademark Office or other appropriate office, such Grantor shall report such filing to the Collateral Agent within five (5) Business Days after the last day of the fiscal quarter in which such filing occurs.  Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, such agreements, instruments, documents, and papers as necessary or as the Collateral Agent may reasonably request to evidence the Secured Parties’ security interest (subject to the Intercreditor Agreement) in any Copyright, Patent, Trademark or other Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(h)                                 Such Grantor will take reasonable steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration or issuance pursuant thereto) and to maintain each registration or issuance of material Intellectual Property that is the subject of such filing, including, without limitation, and as applicable, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, or related proceedings related to such filings.  Notwithstanding the foregoing, Grantor may, without the prior written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property, or abandon any application or any right to file an application for letters patent, or trademark, or copyright registration where such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be expected to have a Material Adverse

Effect and, in which case, such Grantor shall give prompt notice of any such abandonment to the Collateral Agent in accordance herewith.

(i)                                     In the event that a Grantor knows or reasonably suspects that any material Intellectual Property owned by such Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(j)                                     Such Grantor agrees that, should it obtain an ownership interest in any item of Intellectual Property which is not now a part of the Intellectual Property that constitutes Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property, and in the case of Trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Intellectual Property that constitutes Collateral, (iii) it shall give prompt (and, in any event within five Business Days after the last day of the fiscal quarter in which such Grantor acquires such ownership interest) written notice thereof to the Collateral Agent in accordance herewith, and (iv) it shall provide the Collateral Agent promptly (and, in any event within five Business Days after the last day of the fiscal quarter in which such Grantor acquires such ownership interest) with an amended Schedule 6 hereto and take the actions specified in 5.11(l).

(k)                                  Such Grantor agrees to execute an Intellectual Property Security Agreement with respect to its Intellectual Property in substantially the form of Exhibit B-1 in order to record the security interest granted herein to the Collateral Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, and any other applicable Governmental Authority.

(l)                                     Such Grantor agrees to execute an After-Acquired Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property in substantially the form of Exhibit B-2 in order to record the security interest granted herein to the Collateral Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, and any other applicable Governmental Authority.

5.12.                        Vehicles.  (a) At any time after the fair market value of all Vehicles owned by the Grantors exceeds $250,000.00 in the aggregate, the Issuers shall promptly so notify the Collateral Agent and, upon the request of the Collateral Agent, the Issuers shall promptly deliver to the Administrative Agent or the Collateral Agent, with respect to each such Vehicle, all applications for certificates of title or ownership indicating the Collateral Agent’s second priority security interest in the Vehicle covered by such certificate, and any such other documentation all in form sufficient for filing in each office in each jurisdiction necessary or which the Collateral Agent shall deem advisable to perfect its security interests in the Vehicles.

(b)                                 From and after the date on which the Collateral Agent makes the request described in clause (a) above, no Vehicle shall be removed from the state which has issued the certificate of title or ownership therefor for a period in excess of 30 days.

SECTION 6.   REMEDIAL PROVISIONS

6.1.                              Certain Matters Relating to Receivables.  (a)  The Collateral Agent shall have the right but not the obligation to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications; provided that if no Event of Default shall have occurred and be continuing, all tests shall be made in the nominee’s name.  At any time and from time to time following a Default or Event of Default which is continuing, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b)                                 The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable and any Supporting Obligation, in each case, at its own expense; provided, however, that the Collateral Agent, subject to the Intercreditor Agreement, may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Collateral Agent, subject to the Intercreditor Agreement, at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)                                  At the Collateral Agent’s request following a Default or Event of Default which is continuing, subject to the Intercreditor Agreement, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2.                              Communications with Obligors; Grantors Remain Liable.  (a)  The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b)                                 The Collateral Agent may at any time after the occurrence and during the continuance of a Default or Event of Default in accordance with the Intercreditor Agreement (i) notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable or Contract of the security interest of the Collateral Agent therein and (ii) upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivables and/or Contracts directly to the Collateral Agent;

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3.                              Pledged Securities.  (a)  Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor or Pledgor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Securities Issuer and consistent with past practice, to the extent permitted in the Indenture,and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, could reasonably be expected to directly impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Indenture, this Agreement or any other Note Document.

(b)                                 If an Event of Default shall occur and be continuing, subject to the Intercreditor Agreement, (i) all rights of each Grantor or Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Collateral Agent shall have the right, without notice to any Grantor or Pledgor, to transfer all or any portion of the Investment Property Pledged Collateral to its name or the name of its nominee or agent.  In addition, subject to the Intercreditor Agreement,  the Collateral Agent shall have the right at any time, without notice to any Grantor or Pledgor, to exchange any certificates or instruments representing any Investment Related Property or for certificates or instruments of smaller or larger denominations.  In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor or Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as necessary or as the Collateral Agent may from time to time reasonably request and each Pledgor and Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth herein.

(c)                                  Each Grantor or Pledgor hereby authorizes and instructs each Securities Issuer of any Pledged Securities pledged by such Grantor or Pledgor hereunder to, subject to the Intercreditor Agreement, (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.

6.4.                              Proceeds to be Turned Over To Collateral Agent.  In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, subject to the provisions of the Intercreditor Agreement, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required).  All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Noteholder Claims and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5.                              Application of Proceeds.  At such intervals as may be agreed upon by the Issuers and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may, subject to the Intercreditor Agreement apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.6) constituting Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Noteholder Claims in the following order:

First, to the Collateral Agent, to pay incurred and unpaid fees, charges and expenses of the Secured Parties under the Note Documents; and

Second, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Noteholder Claims, pro rata among the Secured Parties according to the amounts of the Noteholder Claims then due and owing and remaining unpaid to the Secured Parties.

6.6.                              Code and Other Remedies.  (a)  If an Event of Default shall occur and be continuing, subject to the Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Noteholder Claims, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable law or in equity.  Without limiting the generality of the foregoing, the Collateral Agent, subject to the Intercreditor Agreement,  without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor or Pledgor, which right or equity is hereby waived and released.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor or Pledgor, and each Grantor or Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor or Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral.  The Collateral Agent may specifically disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral.  Each Grantor and Pledgor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Grantor or Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  Each Grantor or Pledgor further agrees, at the Collateral Agent’s request, subject to the Intercreditor Agreement,  to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s or Pledgor’s premises or elsewhere.  Subject to the Intercreditor Agreement, the Collateral Agent

shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

(b)                                 The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Noteholder Claims and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor or Pledgor.  If the Collateral Agent sells any of the Collateral upon credit, the Grantor or Pledgor will be credited only with payments actually made by purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantor or Pledgor shall be credited with proceeds of the sale.  To the extent permitted by applicable law, each Grantor and Pledgor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c)                                  In the event of any Disposition of any of the Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and the applicable Grantor shall supply the Collateral Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Intellectual Property subject to such Disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

6.7.                              Registration Rights.  (a)  If the Collateral Agent, subject to the Intercreditor Agreement, shall determine to exercise its right to sell any or all of the Pledged Equity Interests or the Pledged Debt Securities pursuant to Section 6.6, and if the Collateral Agent deems it necessary or advisable to have the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor or Pledgor will cause the Securities Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Securities Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent,  necessary or advisable to register the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto.  Each Grantor or Pledgor agrees to cause such Securities Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)                                 Each Grantor and Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor and Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Securities Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Securities Issuer would agree to do so.

(c)                                  Each Grantor and Pledgor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or the Pledged Debt Securities pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law.  Each Grantor and Pledgor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor and Pledgor, and such Grantor and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Indenture or a defense of payment.

6.8.                              Waiver; Deficiency.  Each Grantor and Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7.   THE COLLATERAL AGENT

7.1.                              Collateral Agent’s Appointment as Attorney-in-Fact, etc.  (a)  Each Grantor and Pledgor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor or Pledgor and in the name of such Grantor or Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor or Pledgor hereby gives the Collateral Agent the power and right, without any obligation, on behalf of such

Grantor or Pledgor, without notice to or assent by such Grantor or Pledgor, to do any or all of the following subject to the Intercreditor Agreement:

(i)                                     in the name of such Grantor or Pledgor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise as appropriate or deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers necessary or as the Collateral Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as appropriate or as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things necessary or which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that, except as provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 If any Grantor or Pledgor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may, subject to the Intercreditor Agreement, perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Collateral Agent shall not exercise this power without first making demand on the Grantor or Pledgor and the Grantor or Pledgor failing to immediately comply therewith.

(c)                                  The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on overdue principal under Section 4.01 of the Indenture from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor or Pledgor, shall be payable by such Grantor or Pledgor to the Collateral Agent on demand.

(d)                                 Each Grantor and Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2.                              Duty of Collateral Agent.  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  Neither the Collateral Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor, Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers.  The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor or Pledgor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor or Pledgor.

7.3.                              Financing Statements.  Each Grantor acknowledges that, pursuant to Section 9-509(b) of the New York UCC and any other applicable law, the Collateral Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement.  Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.4.                              Authority of Collateral Agent.  Each Grantor and Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors and Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor or Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5.                              Appointment of Co-Collateral Agents.  At any time or from time to time, in order to comply with any Requirement of Law, the Collateral Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and shall not be responsible for the negligence or misconduct of any such agent appointed with due care by it hereunder.

7.6.                              Limitation on Duty of Collateral Agent in Respect of Collateral; Indemnification.  (a)  Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(b)                                 The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or wilful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Grantor or Pledgor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c)                                  The Trustee shall have no duty to act outside of the United States in respect of any Collateral located in the jurisdiction other than the United States.

SECTION 8.   MISCELLANEOUS

8.1.                              Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Article 9 of the Indenture.  If any of the Collateral becomes Excluded Assets pursuant to section (ii) of the definition of Excluded Assets, the Security Documents may be amended or modified, without the consent of Noteholders, to the extent necessary to evidence the release of the Liens on such Collateral.

8.2.                              Notices.  All notices, requests and demands to or upon the Collateral Agent or the Issuers hereunder shall be effected in the manner provided for in Section 13.02 of the Indenture; provided that any such notice, request or demand to or upon any Guarantor, Grantor or Pledgor shall be addressed to such Guarantor Grantor or Pledgor at its notice address set forth on Schedule 1.

8.3.                              No Waiver by Course of Conduct; Cumulative Remedies.  No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4.                              Enforcement Expenses; Indemnification.  (a)  Each Grantor and Pledgor agrees to pay or reimburse each Secured Party for all its costs and expenses incurred in collecting against such Grantor or Pledgor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Note Documents to which such Grantor or Pledgor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Collateral Agent.

(b)                                 Each Grantor and Pledgor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                                  Each Grantor and Pledgor, jointly and severally, agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Issuers would be required to indemnify the Trustee pursuant to Section 7.07 of the Indenture.

(d)                                 The agreements in this Section shall survive repayment of the Noteholder Claims and all other amounts payable under the Indenture and the other Note Documents.

8.5.                              Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and Pledgor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor and Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

8.6.                              Set-Off.  Each Grantor and Pledgor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, in accordance with the Intercreditor Agreement, without notice to such Grantor or Pledgor or any other Grantor or Pledgor, any such notice being expressly waived by each Grantor and Pledgor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor or Pledgor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor or Pledgor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor or Pledgor, in any currency, whether arising hereunder, under the Indenture, any other Note Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  Each Secured Party shall notify such Grantor or Pledgor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

8.7.                              Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8.                              Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9.                              Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10.                        Integration.  This Agreement, the Intercreditor Agreement and the other Note Documents represent the agreement of the Grantors, the Pledgors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein, the Intercreditor Agreement or in the other Note Documents.

8.11.                        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN APPLICATION OF A DIFFERENT GOVERNING LAW.

8.12.                        Submission to Jurisdiction; Waivers.  Each Grantor and Pledgor hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Note Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor or Pledgor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13.                        Acknowledgments.  Each Grantor or Pledgor hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents to which it is a party;

(b)                                 no Secured Party has any fiduciary relationship with or duty to any Grantor or Pledgor arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Grantors and Pledgors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors, the Pledgors and the Secured Parties.

8.14.                        Additional Grantors.  Each Subsidiary of the Issuers that is required to become a party to this Agreement pursuant to the Indenture shall become a Grantor or Pledgor, as the case may be, for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15.                        Releases. (a)  At such time as the Noteholder Claims shall be paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor and Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Grantor or Pledgor.  At the request and sole expense of any Grantor or Pledgor following any such termination, the Collateral Agent shall deliver to such Grantor or Pledgor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor or Pledgor such documents as such Grantor or Pledgor shall reasonably request to evidence such termination.

(b)                                 If any of the Collateral shall be Disposed of by any Grantor or Pledgor in a transaction permitted by the Indenture or any of the Collateral constitutes Excluded Assets, then the Collateral Agent, at the request and sole expense of such Grantor or Pledgor, shall execute and deliver to such Grantor or Pledgor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  At the request and sole expense of the Issuers, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be Disposed of in a transaction permitted by the Indenture or if the release of such Guarantor is otherwise permitted under the Indenture; provided that the Issuers shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the Disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Issuers stating that such transaction is in compliance with the Indenture and the other Note Documents and that the Proceeds of such Disposition will be applied in accordance therewith.

(c)                                  Each Grantor and Pledgor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Collateral Agent subject to such Grantor’s or Pledgor’s rights under Section 9-509(d)(2) of the New York UCC.

8.16.                     WAIVER OF JURY TRIAL.  EACH GRANTOR, PLEDGOR AND THE COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17.                        Incorporation by Reference.  In connection with its appointment and acting hereunder, the Collateral Agent is entitled to all rights, privileges, protections, immunities and benefits provided to the Trustee under the Indenture.

8.18.                        Opinions and Approval of the Collateral Agent.  Until the Discharge of Lender Claims, the Collateral Agent shall have deemed to have consented to, approved of or opined upon any action if such action has been consented to, approved of or opined upon by the Administrative Agent, any action requested or directed by the Administrative Agent under the Credit Guarantee and Collateral Agreement shall be deemed requested or directed by the Collateral Agent under this Agreement and any action not requested or directed by the Administrative Agent under the Credit Guarantee and Collateral Agreement shall be deemed to not have been requested or directed by the Collateral Agent under this Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

Grantors and Pledgors:

WORLDSPAN TECHNOLOGIES INC.

By:
Name:
Title:

WS HOLDINGS LLC

By:
Name:
Title:

WORLDSPAN, L.P.

By:	Travel Transaction Processing Corporation,
its General Partner

By:
Name:
Title:

WS FINANCING CORP.

By:
Name:
Title:

WORLDSPAN SOUTH AMERICAN HOLDINGS LLC

By:
Name:
Title:

WORLDSPAN S.A. HOLDINGS II, L.L.C.

By:
Name:
Title:

WORLDSPAN IJET HOLDINGS, LLC

By:
Name:
Title:

WORLDSPAN XOL LLC

By:
Name:
Title:

WORLDSPAN BBN HOLDINGS, LLC

By:
Name:
Title:

WORLDSPAN DIGITAL HOLDINGS, LLC

By:
Name:
Title:

WORLDSPAN STOREMAKER HOLDINGS, LLC

By:
Name:
Title:

WORLDSPAN VIATOR HOLDINGS, LLC

By:
Name:
Title:

WORLDSPAN OPENTABLE HOLDINGS, LLC

By:
Name:
Title:

Collateral Agent:

THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Collateral Agent

By:
Name:
Title:

EXHIBIT G

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

        SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of                        , 200  , among                        (the "Guaranteeing Subsidiary"), a subsidiary of Worldspan, L.P., a Delaware limited partnership (the "Company"), WS Financing Corp., a Delaware corporation ("WS Financing"; together with the Company, the "Issuers"), the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Trust Company, N.A., as trustee under the indenture referred to below (the "Trustee").

W I T N E S S E T H

        WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of February 11, 2005, providing for the issuance of Senior Second Lien Secured Floating Rate Notes due 2011 (the "Notes");

        WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers' Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Subsidiary Guarantee"); and

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

        1.    CAPITALIZED TERMS.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        2.    AGREEMENT TO GUARANTEE.    The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture.

        3.    NO RECOURSE AGAINST OTHERS.    No past, present or future director, officer, employee, incorporator, stockholder, member, managing member, partner or agent of the Guaranteeing Subsidiary, in such capacity, shall have any liability for any obligations of the Issuers or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

        4.    NEW YORK LAW TO GOVERN.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        5.    COUNTERPARTS.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        6.    EFFECT OF HEADINGS.    The Section headings herein are for convenience only and shall not affect the construction hereof.

        7.    THE TRUSTEE.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

        Dated:                        , 20

[GUARANTEEING SUBSIDIARY]
By:
Name:
Title:
WORLDSPAN, L.P.
By:
Name:
Title:
WS FINANCING CORP.
By:
Name:
Title:
[EXISTING GUARANTORS]
By:
Name:
Title:
THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:	Authorized Signatory

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WORLDSPAN, L.P. WS FINANCING CORP. SENIOR SECOND LIEN SECURED FLOATING RATE NOTES DUE 2011